UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

390 Interlocken Crescent
Broomfield, Colorado 80021

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 6, 2017
October 23, 2017
To our Stockholders:
The 2017 Annual Meeting of Stockholders of Vail Resorts, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, December 6, 2017 at 9:00 a.m., Mountain Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302 to:

(1)	elect the nine directors named in the attached proxy statement to serve for a one-year term and until their successors are elected and qualified;

(2)	ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2018;

(3)	hold an advisory vote to approve executive compensation (“Say-on-Pay”);

(4)	hold an advisory vote on frequency of future Say-on-Pay votes; and

(5)	transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
Only holders of record of (i) shares of our common stock and (ii) exchangeable shares issued by Whistler Blackcomb Holdings, Inc. (formerly known as 1068877 B.C. Ltd.), a Canadian subsidiary of ours, at the close of business on October 10, 2017, which we refer to as the record date, are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.
Pursuant to the “notice and access” rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 23, 2017, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on the record date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to attend the annual meeting and vote in person. These proxy materials will be available free of charge.
Stockholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name in person at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership to attend the annual meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Shares held through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker, bank or other nominee giving you the right to vote the shares and bring such proxy to the annual meeting. Attendance at our annual meeting will be limited to persons presenting a Notice of Internet Availability of Proxy Materials or proxy card (if you requested one) or voting instruction card, account statement or similar evidence of ownership, and picture identification. Attendance at the annual meeting alone will not automatically revoke your previously submitted proxy.
Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you vote at the annual meeting, your previously submitted proxy will be revoked automatically and only your vote at the annual meeting will be counted. Your shares cannot be voted unless you vote by: (i) telephone, (ii) Internet, (iii) requesting a paper proxy card, to complete, sign and return by mail, or (iv) attending the annual meeting and voting in person. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Tuesday, December 5, 2017.

By Order of the Board of Directors,
David T. Shapiro
Executive Vice President, General Counsel & Secretary

Broomfield, Colorado
October 23, 2017

i

PROXY SUMMARY

         This summary contains highlights about our Company and the 2017 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire proxy statement and our 2017 Annual Report on Form 10-K filed with the SEC on September 28, 2017 (the “Annual Report”) carefully before voting. Page references are provided to help you find further information in this proxy statement. For information concerning the annual meeting and voting on the proposals discussed in more detail in this proxy statement, please see “The Annual Meeting and Voting – Questions and Answers” beginning on page 52.

Corporate Governance Highlights (page 14)
We believe good governance is integral to achieving long-term stockholder value. We are committed to governance policies and practices that serve the interests of the Company and its stockholders. The Board of Directors monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of stockholder interests. Highlights of our corporate governance include:

•	All of our director nominees are independent, except our CEO;

•	All of our Audit, Compensation and Nominating & Governance Committee members are independent;

•	An independent non-executive lead director;

•	Annual election of all directors;

•	Majority voting standard and a director resignation policy in uncontested director elections;

•	Executive sessions of independent directors held at regularly scheduled Board meetings;

•	Meaningful stock ownership guidelines;

•	Excellent track record of attendance of all directors at Board and committee meetings in fiscal 2017;

•	Anti-hedging policy for all directors and executive officers; and

•	Clawback policy applicable to executive officers for both cash and equity-based awards.

Director Nominees (page 5)

The following table provides summary information about each director nominee. Each director stands for election annually. Detailed information about each director nominee’s background, skill set and areas of experience can be found beginning on page 5.

				Committee Memberships
Director Nominee	Director Since	Primary Occupation and Experience	Independent	Audit	Comp	N&G	Exec
Susan L. Decker	2015	Principal of Deck3 Ventures LLC	Yes		X
Roland A. Hernandezs	2002	Founding Principal & CEO of Hernandez Media Ventures; former CEO of Telemundo	Yes	F		Chair	X
Robert A. Katz	1996	Chairman and CEO of Vail Resorts, Inc.	No				X
John T. Redmond	2008	President of Allegiant Travel Company	Yes	F
Michele Romanow	2016	Co-Founder, Clearbanc	Yes		X
Hilary A. Schneider	2010	Former President and Chief Executive Officer of Lifelock, Inc.	Yes		X
D. Bruce Sewell	2013	SVP, General Counsel & Secretary of Apple Inc.	Yes	Chair F		X
John F. Sorte	1993	Executive Chairman of Morgan Joseph TriArtisan LLC	Yes	F	Chair	X	X
Peter A. Vaughn	2013	Founder and Managing Director of Vaughn Advisory Group, LLC	Yes		X
Fiscal 2017 Meetings:				4	5	2	–

Audit – Audit Committee	Exec – Executive Committee
Comp – Compensation Committee	F – Audit Committee Financial Expert
N&G – Nominating & Governance Committee	s – Lead Independent Director
The Board of Directors held five meetings during fiscal 2017. Each of the directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.

Executive Compensation Highlights (see page 26)
Under our executive compensation program, a significant portion (approximately 86% and 71%, respectively) of the CEO’s and other named executive officers’ annual target total direct compensation is variable based upon our operating performance and/or our stock price, as shown below:

In addition, for fiscal 2017, we engaged in (or refrained from) certain pay practices with respect to our named executive officer compensation program that we believe align with market best practices:
What We Do:

☑	Annual Advisory Vote to Approve Executive Compensation
☑	Independent Compensation Committee
☑	Significant Portion of Executive Compensation Tied to Performance
☑	Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives
☑	Market Alignment of Compensation but with Greater Emphasis on At- Risk Compensation
☑	Independent Compensation Consultant
☑	Clawback Policy
☑	Stock Ownership Guidelines
☑	Use of Tally Sheets
☑	Annual Risk Assessment
What We Don’t Do:

☒	No Excessive Perquisites
☒	No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits
☒	No Excise Tax Gross-Ups
☒	No Automatic Salary Increases or Guaranteed Bonuses
☒	No “Single Trigger” Automatic Payments or Benefits Upon a Change in Control
☒	No Hedging or Pledging
☒	No Equity Repricing
☒	No Pension Plans or SERPs

VOTING MATTERS AND BOARD RECOMMENDATION
The following table summarizes the proposals to be considered at the annual meeting and the Board’s voting recommendation with respect to each proposal.

Management Proposals	Board Vote Recommendation	Page Reference
Election of the nine directors named in this proxy statement, each for a one-year term expiring in 2018	FOR EACH NOMINEE	5
Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2018	FOR	49
Advisory vote to approve executive compensation	FOR	50
Advisory vote on the frequency of future advisory votes on executive compensation	EVERY ONE YEAR	51

Election of Directors (Proposal No. 1)
We are asking stockholders to elect each of our nominees for the Board of Directors named in this proxy statement. Our nominees are: Susan L. Decker, Roland A. Hernandez, Robert A. Katz, John T. Redmond, Michele Romanow, Hilary A. Schneider, D. Bruce Sewell, John F. Sorte and Peter A. Vaughn. If elected, each director nominee will serve as a director for a one-year term that expires in 2018.

Ratification of PricewaterhouseCoopers LLP as Independent Auditor (Proposal No. 2)
We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2018. The Audit Committee has selected, and the Board of Directors has ratified the selection of,

PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2018. Set forth below is information about its fees in fiscal 2017 and fiscal 2016.

Type of fees	2017	2016
Audit fees	$2,808,537	$2,248,788
Audit-related fees	—	—
Tax fees	665,023	152,188
Other fees	3,600	3,600
Total	$3,477,160	$2,404,576

Advisory Vote to Approve Executive Compensation (Proposal No. 3)
We are asking stockholders to cast an advisory, non-binding vote to approve compensation awarded to our named executive officers. The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers and senior management to drive superior results and generate stockholder value. Additional information regarding our executive compensation may be found elsewhere in this proxy statement.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 4)
We are asking stockholders to indicate their preference as to whether future advisory votes on executive compensation should occur every year, every two years or every three years. Currently, advisory votes on executive compensation are held every year.

MEETING INFORMATION

Date and time:	December 6, 2017, 9:00 a.m. Mountain Time
Place:	St. Julien Hotel 900 Walnut Street Boulder, Colorado 80302
Record date:	October 10, 2017
Voting:	Stockholders at the close of business on the record date may vote at the Annual Meeting of Stockholders. Each share is entitled to one vote on each matter to be voted upon.

390 Interlocken Crescent
Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Vail Resorts, Inc. (the “Company”) to be voted at our annual meeting, which will take place on Wednesday, December 6, 2017 at 9:00 a.m., Mountain Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.
In accordance with the “notice and access” rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy or unless you request a printed copy as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed, and this proxy statement will be made available, to stockholders on or about October 23, 2017.

PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, nine directors will be nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. The nominees are Mmes. Decker, Romanow and Schneider and Messrs. Hernandez, Katz, Redmond, Sewell, Sorte and Vaughn. Each of the nominees is currently a director of the Company and all nominees were previously elected by stockholders.
The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, “FOR” the election of Mmes. Decker, Romanow and Schneider and Messrs. Hernandez, Katz, Redmond, Sewell, Sorte and Vaughn as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve. The proxies solicited by this proxy statement may not be voted for more than nine nominees.
INFORMATION WITH RESPECT TO NOMINEES
The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the Board has the ability to perform its oversight function effectively. The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policymaking and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.
The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Nominating & Governance Committee does not have a formal diversity policy; however, in connection with the annual nomination process, the Nominating & Governance Committee considers the diversity of candidates to ensure that the Board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in carrying out its responsibilities. The Nominating & Governance Committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board’s composition.
The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board: independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience.
The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.

Director Nominee	Business Experience, Other Directorships and Qualifications

SUSAN L. DECKER Age – 54 Principal Deck3 Ventures LLC Director Since September 25, 2015 Independent Committees: Compensation Current Public Directorships: Berkshire Hathaway, Inc. Costco Wholesale Corporation
Ms. Decker is the principal of Deck3 Ventures LLC, a privately held consulting and advisory firm. She has served in this capacity since 2009. Ms. Decker currently offers advisory services to corporations and serves on the boards of directors of Berkshire Hathaway Corporation, Costco Wholesale Corporation and Vox Media, Incorporated. During the 2009-2010 academic year, Ms. Decker served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, she held various executive management positions at Yahoo! Inc., a global Internet brand, including president (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Prior to joining Yahoo!, she spent 14 years with Donaldson, Lufkin & Jenrette (DLJ), most recently as Managing Director, global equity research (1998 - 2000), and previously as an equity research analyst, covering publishing and advertising stocks from 1986 to 1998.

Skills and Qualifications:

• Leadership and Finance experience—former lead director of an international manufacturer of microprocessors and chipsets (Intel); current principal of corporate advisory firm (Deck3); former president and CFO of large public global technology company (Yahoo!); former entrepreneur-in-residence for leading business school (Harvard); former global director of equity research for an investment bank (DLJ)

• Technology and International experience—director of a large, diverse multinational conglomerate (Berkshire); director of a leading global retailer (Costco); former director of an international manufacturer of microprocessors and chipsets company (Intel); leadership positions at large public global technology company (Yahoo!); former director of global equity research for an investment bank (DLJ)

Director Nominee	Business Experience, Other Directorships and Qualifications

 ROLAND A. HERNANDEZ
Age – 60

Founding Principal & CEO
Hernandez Media Ventures

Director Since
December 2002

Lead Director Since
March 2009

Independent

Committees:
Audit, Nominating &
Governance Chair,
Executive

Current Public Directorships:
MGM Resorts International,
Belmond Ltd. (formerly known as Orient Express Hotels Ltd.) and U.S. Bancorp

Mr. Hernandez is the founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. He has served in this capacity since 2001. Mr. Hernandez has served as Chairman of Belmond Ltd., a luxury hotel company, since 2013. He also served as Chairman of Telemundo Group, Inc., a Spanish-language television and entertainment company, from 1998 to 2000, and as President and Chief Executive Officer from 1995 to 2000. From 1986 to 1994, Mr. Hernandez was President of the corporate general partner of Interspan Communications. Mr. Hernandez previously served on the board of directors of The Ryland Group, Inc., Sony Corporation and Wal-Mart Stores, Inc. He also serves on the advisory board of Harvard Law School and the President’s Council on International Activities at Yale University.

Skills and Qualifications:

• Leadership and Finance experience—current CEO of privately-held media asset company (Hernandez Media Ventures); former CEO and Chairman of multinational television and entertainment company (Telemundo); director of large commercial bank (U.S. Bancorp); advisory board of leading law school (Harvard)

• Industry and International experience—Chairman of luxury hotel company and sophisticated adventure travel operator (Belmond); director of global hospitality company (MGM); former CEO and Chairman of multinational television and entertainment company (Telemundo)

Director Nominee	Business Experience, Other Directorships and Qualifications

ROBERT A. KATZ Age – 50 Chairman of the Board & CEO Vail Resorts, Inc. Director Since June 1996 Chairman of the Board Since March 2009 Committees: Executive
Mr. Katz served as Lead Director from June 2003 until his appointment as Chief Executive Officer of the Company in February 2006. Prior to becoming the Chief Executive Officer, Mr. Katz was associated with Apollo Management L.P., a private equity investment firm, since its founding in 1990. Mr. Katz serves on the Wharton Leadership Advisory Board at the University of Pennsylvania. Mr. Katz has previously served on numerous private, public and non-profit boards.

Skills and Qualifications:

• Leadership, Industry and Marketing experience—professional association with Vail Resorts began in 1992 and has been involved with all major strategic decisions for over two decades; CEO since 2006 with unique insight and information regarding the Company’s strategy, operations and business and experience with global branding, development and strategy, as well a unique historical perspective into the operations and vision for the Company (Vail Resorts)

• Finance experience—current CEO of large public company (Vail Resorts); former senior partner at large private equity investment firm (Apollo)

Director Nominee	Business Experience, Other Directorships and Qualifications

JOHN T. REDMOND Age – 59 President, Allegiant Travel Company Director Since March 2008 Independent Committees: Audit Current Public Directorships: Allegiant Travel Company
Mr. Redmond is the President of Allegiant Travel Company, a leisure travel company, effective as of September 12, 2016 and also serves as a director of Allegiant. Previously, Mr. Redmond was the Managing Director and Chief Executive Officer of Echo Entertainment Group Limited, a leading Australian entertainment and gaming company, from January 2013 to April 2014, and previously served as a non-executive director from March 2012 to January 2013. Mr. Redmond was President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living and retail developments, and a director of its parent company, MGM Resorts International, from March 2001 to August 2007. He served as Co-Chief Executive Officer and a director of MGM Grand, Inc. from December 1999 to March 2001. Mr. Redmond was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond previously served on the board of directors of Tropicana Las Vegas Hotel and Casino, Inc.

Skills and Qualifications:

• Leadership and Finance experience—former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM); president and director of low-cost, high-efficiency, all-jet passenger airline (Allegiant)

• Industry and International experience—president and director of leisure travel company (Allegiant); former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM)

Director Nominee	Business Experience, Other Directorships and Qualifications

MICHELE ROMANOW Age – 32 Co-Founder, Clearbanc Director Since October 17, 2016 Independent Committees: Compensation Current Public Directorships: Freshii, Inc.
Ms. Romanow is the Co-Founder of Clearbanc, a technology company that provides financial services for freelancers in the United States. Previously, Ms. Romanow was the Co-Founder of Snap by Groupon (previously SnapSaves), which was founded in March 2012 and acquired by Groupon, Inc. in June 2014. She served as a senior marketing executive for Groupon from June 2014 until March 2016. In February 2011, Ms. Romanow also founded Buytopia.ca, a Canadian ecommerce leader of which she continues to be a partner. Prior to that she was Director, Corporate Strategy & Business Improvement for Sears Canada. Ms. Romanow is also one of the venture capitalists on the award winning CBC series Dragons’ Den. Ms. Romanow is a director of Freshii Inc., a Canadian fast casual restaurant franchise whose stock is publicly traded on the Toronto Stock Exchange. Ms. Romanow is also a Director of SHAD, a registered Canadian charity that empowers exceptional high school students. Ms. Romanow was previously a director of Whistler Blackcomb, which was acquired by Vail Resorts in October 2016. She holds a Bachelor of Science in Engineering and a Master of Business Administration from Queen's University.

Skills and Qualifications:

• Leadership experience—Co-Founder of SnapSaves (now Snap by Groupon) and former head of marketing of Snap by Groupon; Co-Founder and Partner of Buytopia.ca; director of Freshii; former director of Whistler Blackcomb

• Technology and Marketing experience—former head of marketing of Snap by Groupon; Co-Founder of three technology companies (Clearbanc, SnapSaves and Buytopia.ca)

Director Nominee	Business Experience, Other Directorships and Qualifications

HILARY A. SCHNEIDER Age – 56 Former President & Chief Executive Officer LifeLock, Inc. Director Since March 2010 Independent Committees: Compensation
Ms. Schneider was most recently the President and Chief Executive Officer of LifeLock, Inc., a leading provider of identity theft protection, identity risk assessment and fraud protection services, a position she held since March 2016 until the acquisition of LifeLock by Symantec in February 2017. From September 2012 to February 2016, she served as the President of LifeLock. From March 2010 to November 2010, Ms. Schneider served as Executive Vice President at Yahoo! Americas. She joined Yahoo! in September 2006 when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from April 2002 to January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. From 2000 to 2002, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications. She also held numerous roles at Times Mirror from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider previously served as a director of LifeLock and serves as a senior advisor for TPG Capital. She also serves on the board of directors of several private companies and non-profit organizations, including Water.org.

Skills and Qualifications:

• Leadership experience—former director, president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!)

• Industry and Marketing experience—former president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!); senior advisor to large private equity investment firm (TPG)

Director Nominee	Business Experience, Other Directorships and Qualifications

D. BRUCE SEWELL Age – 59 Senior Vice President, General Counsel & Secretary Apple Inc. Director Since January 2013 Independent Committees: Audit Chair, Nominating & Governance
Mr. Sewell is Senior Vice President, General Counsel and Secretary of Apple Inc., overseeing all legal matters for Apple, including corporate governance, intellectual property, litigation and securities compliance, as well as global security operations, privacy and encryption. Mr. Sewell has announced his retirement from Apple effective December 31, 2017. He joined Apple in September 2009. Prior to joining Apple, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005 to 2009. He also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995 as a senior attorney, Mr. Sewell was a partner in the law firm of Brown and Bain PC. He also serves on the board of directors of C3-IoT, a privately held technology company.

Skills and Qualifications:

• Leadership and Finance experience—general counsel of a large international public company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel)

• Technology and International experience—general counsel of international public mobile communication, personal computer, software and media devices company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel); leadership position at cloud-based enterprise Platform as a Service (PaaS) for deployment of big data, AI & IoT software applications (C3-IoT)

Director Nominee	Business Experience, Other Directorships and Qualifications

JOHN F. SORTE Age – 70 Executive Chairman Morgan Joseph TriArtisan LLC Director Since January 1993 Independent Committees: Audit, Compensation Chair, Nominating & Governance, Executive
Mr. Sorte is Executive Chairman of Morgan Joseph TriArtisan LLC, an investment and merchant bank engaged in principal investment and corporate finance advisory activities. Mr. Sorte is also a director of Morgan Joseph TriArtisan Group Inc., the parent company of Morgan Joseph TriArtisan LLC. Prior to co-founding Morgan Joseph in 2001, he was President of New Street Advisors L.P. He previously held various positions at Drexel Burnham Lambert, including Head of the Energy Group, Co-head of Investment Banking and Chief Executive Officer and member of the board of directors. Mr. Sorte started his career as an investment banker at Shearson Hammill. Mr. Sorte also serves on the board of directors of Shorts International Ltd. and previously served on the board of directors of Autotote Corp. and Westpoint Stevens Inc., as well as several private companies and non-profit organizations.

Skills and Qualifications:

• Leadership and Finance experience—executive chairman of investment and merchant bank (Morgan Joseph); former president of private equity firm (New Street); prior leadership positions at global investment bank (Drexel)

• International experience—executive chairman of investment and merchant bank with international operations (Morgan Joseph); prior leadership positions at global investment bank (Drexel)

Director Nominee	Business Experience, Other Directorships and Qualifications

PETER A. VAUGHN Age – 53 Founder and Managing Director Vaughn Advisory Group, LLC Director Since June 2013 Independent Committees: Compensation
Mr. Vaughn is the founder and Managing Director of the Vaughn Advisory Group, LLC, a privately-held company providing consulting services on global brand strategy and marketing. From January 2013 through November 2014, he was the Senior Vice President of International Consumer Products and Marketing of the American Express Company, providing strategic marketing leadership for the company’s consumer card-issuing and network businesses in over 160 countries worldwide, with a focus on product line strategy, benefit sourcing and management, product innovation, brand management, communications and advertising. Previously, he held several senior marketing roles within American Express, including serving as Chief Marketing Officer of Global Network Services from 2011 to January 2013, Senior Vice President of Global Brand Management from 2005 to 2011, Vice President of Marketing for the Travelers Cheque and Prepaid Services Group from 2002 to 2004, Vice President and General Manager of Lending for the Small Business Division in 2001 and Vice President of Acquisition and Advertising for Small Business Services from 1999 to 2001. From 1994 to 1999, he held several positions overseas in the Consumer Services Group of American Express, including Vice President of International Product Development, European Head of Revolving Credit and Lending and Senior Director of European Product Development. Mr. Vaughn joined American Express in 1992, acting as Director of Marketing for the Consumer Financial Services Group.

Skills and Qualifications:

• Leadership and International experience—former senior global marketing positions and senior business leader in multiple business lines at a global, public financial services company (American Express)

• Marketing and Finance experience—principal of privately-held global brand strategy and marketing company (Vaughn Advisory Group); former senior global marketing positions and senior business leader in multiple business lines with operational marketing and profit/loss responsibility at a global, public financial services company (American Express)

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE
NOMINEES NAMED ABOVE.

MANAGEMENT
The Company’s executive officers, as well as additional information with respect to such persons, are set forth in the table below:

Name	Age	Position
Robert A. Katz	50	Chairman and Chief Executive Officer
Patricia A. Campbell	54	President - Mountain Division
Michael Z. Barkin	39	Executive Vice President and Chief Financial Officer
Kirsten A. Lynch	49	Executive Vice President and Chief Marketing Officer
David T. Shapiro	47	Executive Vice President, General Counsel and Secretary
James C. O’Donnell	47	Executive Vice President, Hospitality, Retail & Real Estate
For biographical information about Mr. Katz, see “Director Nominees” above.
        Patricia A. Campbell has served as President - Mountain Division since August 2015. Ms. Campbell previously served as Executive Vice President since October 2013 and served as the Chief Operating Officer of Breckenridge Ski Resort since October 2009. Prior to that, Ms. Campbell was Chief Operating Officer of Keystone Resort from November 2006 to September 2009. Ms. Campbell joined the Company in July 1999 as the Director of Ski School at Breckenridge and she has more than 25 years of expertise in the ski industry and senior management, holding various roles from her start as a Ski School Instructor at Jackson Hole Mountain Resort in 1985. Ms. Campbell serves as a member of the board of the National Ski Areas Association and of the Breckenridge Outdoor Education Center.
        Michael Z. Barkin has served as Executive Vice President and Chief Financial Officer since April 2013. Mr. Barkin previously served as Vice President of Strategy and Development since July 2012. Prior to joining the Company, he was a principal at KRG Capital Partners, a private equity investment firm, where he was a member of the investment team since 2006. At KRG, Mr. Barkin was responsible for managing new acquisitions and had portfolio company oversight across multiple sectors. Prior to KRG, he worked at Bain Capital Partners, a private equity investment firm, and Bain & Company, a strategy and consulting firm.
        Kirsten A. Lynch has served as Executive Vice President and Chief Marketing Officer since July 2011. Prior to joining the Company, Ms. Lynch was with PepsiCo, Inc., where she was Chief Marketing Officer of the Quaker Foods and Snacks Division from 2009 to 2011, leading the brand marketing, consumer insights and shopper marketing organization. From 2007 to 2009, she was Vice President of Marketing for Kraft Foods Group, Inc.’s Cheese and Dairy Business Unit. Ms. Lynch had worked for Kraft Foods since 1996, holding various marketing positions for the company’s product divisions, including Senior Marketing Director of Kraft Mac & Cheese and Family Dinners, and Senior Brand Manager and Brand Manager for product lines such as salad dressings, barbecue, DiGiorno Pasta & Sauce and Miracle Whip. Ms. Lynch started her career with Ford Motor Company in marketing and sales.
        David T. Shapiro has served as Executive Vice President, General Counsel and Secretary since July 2015. Prior to joining the Company, Mr. Shapiro served as General Counsel and Senior Vice President for DaVita Kidney Care, a division of DaVita HealthCare Partners Inc., overseeing all aspects of the division’s legal work. Mr. Shapiro joined DaVita HealthCare Partners in 2008, serving as Senior Vice President and Chief Special Counsel from 2012 to 2013 and as Senior Vice President and Chief Compliance Officer from 2008 to 2012. From 2003 to 2007, he served as a trial attorney for the U.S. Department of Justice’s Civil Frauds Section in Washington, D.C. and, prior to that, in private practice at law firms in Connecticut, Philadelphia and Washington, D.C. Mr. Shapiro currently serves on the Board of Directors for the Children’s Hospital of Colorado.
James C. O’Donnell was appointed Executive Vice President - Hospitality, Retail & Real Estate in December 2016, having previously served as Senior Vice President of Lodging and Real Estate, Chief Operating Officer of Vail Resorts Hospitality and as the Hospitality division's Chief Financial Officer. Mr. O’Donnell has held numerous positions in the Company since he joined in 2002, including Corporate Director of Finance, Regional Director of Operations and Vice President of Strategic Development. Prior to 2002, Mr. O’Donnell specialized in the hospitality and real estate industries as an Assurance and Business Advisory Services Manager at Arthur Andersen.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Set forth in the following table is the beneficial ownership of common stock at the close of business on October 10, 2017 for all directors, nominees, the named executive officers listed in the Summary Compensation Table, and, as a group, all directors, nominees and all executive officers as of such date.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class(1)
Susan L. Decker	3,022	*
Roland A. Hernandez	7,710	*
John T. Redmond	16,397(2)	*
Michele Romanow	291	*
Hilary A. Schneider	17,219	*
D. Bruce Sewell	14,698	*
John F. Sorte	47,314	*
Peter A. Vaughn	8,379	*
Robert A. Katz	1,007,758(3)	2.5%
Michael Z. Barkin	31,391(4)	*
Patricia A. Campbell	92,339(5)	*
Kirsten A. Lynch	63,270(6)	*
David T. Shapiro	5,661(7)	*
Directors and named executive officers as a group (13 persons)	1,313,244(8)	3.3%

* Less than 1.0%.

(1)
Applicable percentages are based on 40,395,806 shares outstanding on October 10, 2017, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is c/o Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted share units, or RSUs, and common stock underlying share appreciation rights, or SARs, held by that person that are currently exercisable or are exercisable within 60 days of October 10, 2017, but excludes RSUs and our common stock underlying SARs held by any other person.

(2)	Includes 273 shares of common stock underlying 296 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

(3)	Includes 722,333 shares of common stock underlying 1,006,955 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

(4)	Includes 18,883 shares of common stock underlying 33,694 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

(5)	Includes 76,207 shares of common stock underlying 102,681 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

(6)	Includes 51,768 shares of common stock underlying 76,238 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

(7)	Includes 4,269 shares of common stock underlying 9,362 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

(8)	Includes 873,733 shares of common stock underlying 1,229,226 SARs (assuming a fair market value of $215.80, the closing price of our common stock on October 10, 2017).

INFORMATION AS TO CERTAIN STOCKHOLDERS
Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities at the close of business on October 10, 2017.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class(1)
Ronald Baron/Baron Capital Management, Inc. (2)	5,136,182	12.7%
T. Rowe Price Associates, Inc. (3)	5,118,311	12.7%
The Vanguard Group, Inc. (4)	3,126,244	7.7%
FMR LLC (5)	2,108,847	5.2%
BlackRock Inc. (6)	2,029,118	5.0%

(1)	Applicable percentages are based on 40,395,806 shares outstanding on October 10, 2017.

(2)
As reported by BAMCO Inc. filing on behalf of Ronald Baron and Baron Capital Management, Inc. on Schedule 13F filed with the SEC on August 14, 2017 with a report date of June 30, 2017. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13F filed with the SEC on August 14, 2017. The address for the holder is PO Box 89000, Baltimore, MD 21289.

(4)
As reported by The Vanguard Group, Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd. and Vanguard Advisers Inc. on a Schedule 13F filed with the SEC on August 11, 2017. The address for the holder is PO Box 2600 V26, Valley Forge, PA 19482.

(5)	As reported by FMR LLC on Schedule 13F filed with the SEC on August 11, 2017 with a report date of June 30, 2017. The address for the holders is 245 Summer Street, Boston, MA 02210.

(6)	As reported by BlackRock Inc. on Schedule 13F filed with the SEC on August 8, 2017 with a report date of June 30, 2017. The address for the holder is 55 East 52nd Street, New York, NY 10055.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES
The Board acts as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company’s stockholders. The Board selects, advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company’s Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics for directors, officers and employees may be found in the “Investor Relations” section of the Company’s website under “Corporate Governance” at www.vailresorts.com. Copies of these materials are also available in print, without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.
BOARD LEADERSHIP AND LEAD INDEPENDENT DIRECTOR
Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Katz. When the Chairman of the Board is a non-independent director, the independent directors elect an independent director to serve in a lead capacity. Mr. Katz serves as Chairman of the Board and Mr. Hernandez serves as our Lead Independent Director, or Lead Director. The Board has adopted a Charter of the Lead Independent Director (attached as Appendix A to the Corporate Governance Guidelines), which is available in the “Investor Relations” section of the Company’s website under “Corporate Governance” at www.vailresorts.com. The Lead Director coordinates the activities of the other non-management directors and performs such other duties and responsibilities as the Board may determine.
The specific duties of the Lead Director include:

•	presiding over meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;

•	having the authority to call meetings of the independent directors;

•	serving as the presiding director for purposes of all rights and duties assigned to the presiding director under the Company’s Bylaws, including the right to call special meetings of the Board;

•	serving as principal liaison on Board-wide issues between the independent directors and the Chairman;

•	reviewing information sent to the Board and communicating with management if there needs to be additional materials or analyses provided to directors;

•	approving meeting agendas and meeting schedules for the Board, to assure that there is sufficient time for discussion of all agenda items;

•	serving as the point of contact for communications from stockholders or other interested parties directed to the Lead Director or the non-management directors or Board as a group;

•	ensuring that he is available for consultation and direct communication, if requested by major stockholders; and

•	serving on the Executive Committee of the Board.
The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board believes that this approach is best because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy as approved by the Board and directing the work of other executive officers. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management.
MEETINGS OF THE BOARD
The Board held a total of five meetings during fiscal 2017. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees of the Board on which he or she served. In accordance with our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meeting of stockholders. All of our then-serving directors attended our 2016 annual meeting of stockholders.
EXECUTIVE SESSIONS
The non-management directors’ practice is to meet in executive session following the conclusion of each regularly scheduled quarterly Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee’s annual review of the Chief Executive Officer. These executive sessions are chaired by the Lead Director. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading “Communications with the Board” below.

DIRECTOR NOMINATIONS
The Nominating & Governance Committee considers and recommends candidates for election to the Board. The Nominating & Governance Committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the Nominating & Governance Committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the Nominating & Governance Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Nominating & Governance Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience.
Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected, by mail to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the nominees for election at this year’s annual meeting, all of whom are currently serving as directors.
DETERMINATIONS REGARDING INDEPENDENCE
Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent, as determined based on the independence standards of the NYSE’s Listed Company Manual. In accordance with our Corporate Governance Guidelines and the NYSE’s listing standards, the Board has adopted categorical standards of director independence to assist it in making determinations of independence of Board members. These categorical standards of director independence are available in the “Investor Relations” section of the Company’s website under “Corporate Governance” at www.vailresorts.com. The Board has affirmatively determined that each of the nominees, other than Mr. Katz, is “independent” under the NYSE’s listing standards and the categorical standards of director independence adopted by the Board.
COMMUNICATIONS WITH THE BOARD
The Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board, the Lead Director or the non-management directors as a group. This information is available in the “Investor Relations” section of the Company’s website under “Corporate Governance” at www.vailresorts.com. Information on our website does not constitute part of this document.
CODE OF ETHICS AND BUSINESS CONDUCT
The Company has adopted a Code of Ethics that applies to all directors, officers and employees, including its chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions. We make the Code of Ethics available to all directors, officers and employees and convey our expectation that every director, officer and employee read and understand the Code of Ethics and its application to the performance of each such person’s business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics uses a principles-based guideline to alert directors, officers and employees to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual’s personal, social, financial or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving the Company, then that person is instructed under the Code of Ethics to report such belief to an appropriate individual or department as identified in the Code of Ethics.
The Code of Ethics is available in the “Investor Relations” section of the Company’s website under “Corporate Governance” at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. In the event the Company amends or waives any of the provisions of the Code of Ethics applicable to our chief executive officer, chief financial officer or chief accounting officer and controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), the Company intends to disclose these actions on its website. Information on our website does not constitute part of this document.
RISK MANAGEMENT
The Board believes that oversight of the Company’s overall risk management program is the responsibility of the entire Board. We view risk management as an important part of the Company’s overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee and the Board receives updates on individual areas of risk from the Audit Committee. The Board schedules a risk management review agenda item for regular Board meetings on a periodic basis and additionally as needed, during which the Audit Committee reports to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company’s day-to-day risk management program. The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company’s risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company’s processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company’s guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.
COMPENSATION RISK ASSESSMENT
The Compensation Committee, with the assistance of our independent compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the Company’s compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, does not present risks that are reasonably likely to have a material adverse effect on the Company.
COMMITTEES OF THE BOARD
The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nominating & Governance Committee. The charters for each of these committees, which have been approved by the Board, are available in the “Investor Relations” section of the Company’s website under “Corporate Governance” at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Information on our website does not constitute part of this document.
The Audit Committee
The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm and meet to review the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the SEC; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company, or individuals in financial reporting oversight roles at the Company, and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company’s Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal control over financial reporting; (9) oversee management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and regulations and the Company’s Code of Ethics; (10) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement; and (11) discuss policies with respect to risk assessment and risk management.

The members of the Audit Committee are Mr. Sewell, Chairman, and Messrs. Hernandez, Redmond and Sorte. The Board has determined that Messrs. Sewell, Hernandez, Redmond and Sorte are each an “audit committee financial expert” as defined in the SEC’s rules and regulations adopted pursuant to the Exchange Act, and that all of the members of the Audit Committee are “independent” as defined by the NYSE’s listing standards and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2017.

AUDIT COMMITTEE REPORT
Management is responsible for the Company’s accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended July 31, 2017 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company’s independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Company’s independent registered public accounting firm, and were satisfied with, that firm’s independence from the Company and its management. The Audit Committee has also considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.
The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. In addition, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company’s internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.
Based upon the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the fiscal year ended July 31, 2017 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017 for filing with the SEC.

Audit Committee D. Bruce Sewell, Chairman Roland A. Hernandez John T. Redmond John F. Sorte

         The Compensation Committee
The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives (including the Chief Executive Officer’s performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation; (2) review the performance of and the individual elements of total compensation for the executive officers of the Company, including any amendments to such executive’s employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements; (3) oversee the Company’s overall compensation structure, policies and programs for executive officers and employees, including assessing the incentives and risks arising from or related to the Company’s compensation programs and plans, and assessing whether the incentives and risks are appropriate; (4) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (5) review and recommend to the Board annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; (6) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company’s Compensation Discussion and Analysis, or “CD&A,” and consider whether to recommend that it be included in the Company’s proxy statement or Annual Report; and (7) consider and recommend to the Board the frequency of the Company’s advisory vote on executive compensation.
The members of the Compensation Committee are Mr. Sorte, Chairman, Mmes. Decker, Romanow and Schneider and Mr. Vaughn. The Board has determined that all members of the Compensation Committee are “independent” as defined by the NYSE’s listing standards. In addition, the Compensation Committee consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee held five meetings during fiscal 2017.
         Compensation Committee Processes and Procedures
The Compensation Committee meets as often as necessary to carry out its responsibilities. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee sole authority, at the expense of the Company, to retain or to obtain advice from a compensation consultant, legal counsel or other adviser to assist in the execution of the Compensation Committee’s responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or adviser retained and has authority to approve the fees and other retention terms. The Compensation Committee expects that it will seek advice from independent compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company’s compensation programs remain appropriate and consistent with industry practices. Prior to the retention of any compensation consultant, legal counsel or any other external adviser, the Compensation Committee will assess the independence of such adviser from management, taking into consideration all factors relevant to such adviser’s independence, including factors specified in the NYSE listing standards.
During fiscal 2017, the Compensation Committee engaged Hewitt Associates LLC, which we refer to as AON Hewitt, which is a wholly-owned subsidiary of AON plc, as its independent compensation consultant. AON Hewitt was retained by the Compensation Committee to review the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. As part of its reports to the Compensation Committee, AON Hewitt evaluated our compensation programs and provided an analysis relating to the compensation of our Chief Executive Officer and the Company’s performance and a risk assessment of our compensation programs.
In fiscal 2017, AON Hewitt was paid $105,407 for these executive compensation consulting services provided to the Compensation Committee. As noted above, AON Hewitt is an indirect wholly-owned subsidiary of AON plc. AON plc is a multinational, multi-services insurance and consulting firm. During fiscal 2017, AON Hewitt and its affiliates provided general health and benefits consulting, actuarial consulting services and other human resource related services to the Company. The decision to engage AON Hewitt and its affiliates for these additional services was made by management as part of the Company’s existing relationship with AON Hewitt concerning these services, and was not approved, or required to be approved, by the Compensation Committee or the Board. Fees for the foregoing additional services in fiscal 2017 were $733,905. The individuals at AON Hewitt that advise the Compensation Committee on executive compensation matters have no involvement in the other services provided to the Company by AON Hewitt and its affiliates, and the individuals at AON Hewitt advising the Compensation Committee report directly to, and are overseen by, the Compensation Committee. These individuals have no other relationship with the Company or management. The Compensation Committee has evaluated the independence of AON Hewitt and concluded that the work of AON Hewitt and its affiliates presents no conflict of interest.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant certain equity based awards for hiring incentive grants, correction grants or to promoted non-executive employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-executive employees within specified limits approved by the Compensation Committee. The Chief Executive Officer’s authority to make new hire incentive grants is limited by the restrictions established by the Compensation Committee.
Historically, the Compensation Committee has made adjustments to annual compensation, determined annual cash and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. The Compensation Committee makes all final determinations regarding these awards, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2017 are described in greater detail in the CD&A section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.
         Compensation Committee Interlocks and Insider Participation
During fiscal 2017, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended July 31, 2017.

Compensation Committee John F. Sorte, Chairman Susan L. Decker Hilary A. Schneider Michele Romanow Peter A. Vaughn

         The Executive Committee
The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. The members of the Executive Committee are Messrs. Katz, Hernandez and Sorte. The Executive Committee held numerous discussions, but no formal meetings during fiscal 2017.
         The Nominating & Governance Committee
The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) oversee the evaluation of the performance of the Board and oversee the annual self-evaluation process of the Board and each committee; (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval; (6) review and present to the Board individual director candidates recommended for the committee’s consideration by stockholders and stockholder nominations for director that are made in writing to the Secretary of the Company in compliance with the Company’s Bylaws; and (7) review and present to the Board stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm’s fees and other retention terms.
The members of the Nominating & Governance Committee are Mr. Hernandez, Chairman, and Messrs. Sewell and Sorte. The Board has determined that all members of the Nominating & Governance Committee are “independent” as defined by the NYSE’s listing standards. The Nominating & Governance Committee held two meetings during fiscal 2017.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL 2017
The following table provides information concerning the compensation of our non-employee directors in fiscal 2017:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Susan L. Decker(5)	71,416	193,948	1,473	266,837
Roland A. Hernandez(6)	143,833	193,948	817	338,598
John T. Redmond(7)	78,833	193,948	—	272,781
Michele Romanow(8)	49,457	180,595	—	230,052
Hilary A. Schneider(9)	71,416	193,948	4,000	269,364
D. Bruce Sewell(10)	98,416	193,948	—	292,364
John F. Sorte(11)	118,416	193,948	—	312,364
Peter A. Vaughn(12)	71,416	193,948	—	265,364

(1)
Mr. Katz is also a named executive officer and his compensation as Chief Executive Officer is included in the Summary Compensation Table in the “Executive Compensation” section of this proxy statement. Mr. Katz does not receive any additional compensation for his service on the Board.

(2)
Consists of non-employee director annual retainers and meeting fees, and, if applicable, lead director fees, committee chair fees, and committee member and meeting fees. Fees paid to each director in fiscal 2017 were as follows:

		Committees
	Board of Directors	Audit	Compensation	Nominating & Governance	Executive
Name (a)	Board Service ($)(a)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Total ($)
Susan L. Decker	61,833	—	9,583	—	—	71,416
Roland A. Hernandez	101,833	17,000	—	15,000	10,000	143,833
John T. Redmond	61,833	17,000	—	—	—	78,833
Michele Romanow (b)	42,392	—	7,065	—	—	49,457
Hilary A. Schneider	61,833	—	9,583	—	—	71,416
D. Bruce Sewell	61,833	27,000	—	9,583	—	98,416
John F. Sorte	61,833	17,000	20,000	9,583	10,000	118,416
Peter A. Vaughn	61,833	—	9,583	—	—	71,416

(a)
Amounts include pro-rated amounts from October 1, 2016 through July 31, 2017 for the new director compensation program that went into effect on October 1, 2016 and pro-rated amounts and per-meeting fees for the prior director compensation program for August 1, 2016 through September 30, 2016.

(b)	For Ms. Romanow, amounts are pro-rated from October 17, 2016, the date she joined the Board.

(3)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2017 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(4)	All other compensation for fiscal 2017 includes the following:

Name	Charitable Donations ($)(a)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(b)	Total ($)
Susan L. Decker	1,473	—	1,473
Roland A. Hernandez	817	—	817
John T. Redmond	—	—	—
Michele Romanow	—	—	—
Hilary A. Schneider	4,000	—	4,000
D. Bruce Sewell	—	—	—
John F. Sorte	—	—	—
Peter A. Vaughn	—	—	—

(a)
Represents the aggregate incremental cost to the Company of a vacation package to one of our resorts donated by the director to a charity pursuant to the Perquisite Fund Program for directors. See below under “Limited Director Perquisites and Personal Benefits” for a description of this program.

(b)
Represents the amounts reported during fiscal 2017 that were used by a director towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. See below under “Limited Director Perquisites and Personal Benefits” for a description of this program. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year.

(5)	As of July 31, 2017, Ms. Decker held 1,234 unvested RSUs.

(6)	As of July 31, 2017, Mr. Hernandez held 1,234 unvested RSUs.

(7)	As of July 31, 2017, Mr. Redmond held 296 SARs and 1,234 unvested RSUs.

(8)	As of July 31, 2017, Ms. Romanow held 1,147 unvested RSUs.

(9)	As of July 31, 2017, Ms. Schneider held 1,234 unvested RSUs.

(10)	As of July 31, 2017, Mr. Sewell held 1,234 unvested RSUs.

(11)	As of July 31, 2017, Mr. Sorte held 1,234 unvested RSUs.

(12)	As of July 31, 2017, Mr. Vaughn held 1,234 unvested RSUs.
DIRECTOR CASH COMPENSATION
All of our non-employee directors receive annual cash fees, payable in quarterly installments. Effective October 1, 2016, the annual cash retainer for each Board member was $60,000 and no additional per meeting fees were paid. In addition, the Lead Director of the Board receives an additional $40,000 per year and the Chairman of the Audit Committee receives an additional $25,000 per year. Each other Audit Committee member receives an additional $15,000 per year, the Chairman of the Compensation Committee receives an additional $20,000 per year, the Chairman of the Nominating & Governance Committee receives an additional $15,000 per year, and each other Compensation Committee member and Nominating & Governance Committee member receives an additional $10,000 each per year. Members of the Executive Committee receive an additional $10,000 per year. A non-executive Chairman of the Board would receive an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairman of the Board and he is not entitled to this retainer.
Prior to October 1, 2016, the annual cash retainer for each Board member was $35,000 and meeting fees were $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. In addition, the Lead Director of the Board received an additional $40,000 per year and the Chairman of the Audit Committee received an additional $25,000 per year. Each other Audit Committee member received an additional $15,000 per year, the Chairman of the Compensation Committee received an additional $20,000 per year, the Chairman of the Nominating & Governance Committee received an additional $15,000 per year, and each other Compensation Committee member and Nominating & Governance Committee member received an additional $7,500 each per year. Members of the Executive Committee received an additional $10,000 per year. A non-executive Chairman of the Board would have received an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairman of the Board and he is not entitled to this retainer. Members of the Audit Committee received $2,000 per committee meeting attended and members of the Compensation Committee and Nominating & Governance Committee received $1,500 per committee meeting attended.
All directors received reimbursement of their reasonable travel expenses in connection with their service.

DIRECTOR EQUITY COMPENSATION
The Company provides its non-employee directors with equity compensation as determined each year by the Compensation Committee, which for fiscal 2017, was $193,948, which consisted of 1,234 RSUs granted on September 23, 2016 that vested one year from the date of grant. The aggregate grant date fair value of these RSUs is set forth under the “Stock Awards” column of the Director Compensation Table and described in footnote 3 above.
LIMITED DIRECTOR PERQUISITES AND PERSONAL BENEFITS
Non-employee directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services or goods at our resorts for personal use in accordance with the terms of the Company’s Perquisite Fund Program. Each director is entitled to an annual $40,000 allowance to be used at the Company’s resorts in accordance with such program, under which directors may draw against the account to pay for services or goods at the market rate. Unused funds in each director’s account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company. For this purpose, perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges.
In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Perquisite Fund Program. We also require that the package be given as part of a public event, dinner or auction and that the Company receive appropriate credit and marketing presence.
STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS
Each non-employee director must own the greater of five times his or her annual cash retainer for Board service or $300,000 in value within five years of the date such director is elected or appointed to the Board. Directors are not permitted to sell any shares of common stock (except to pay the exercise price of a particular equity grant, if any, or taxes generated as a result of equity grants) until such time as the ownership guidelines have been satisfied and then only to the extent that such sales do not reduce such director’s ownership below the threshold requirement. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. All of our non-employee directors are in compliance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2017 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

TRANSACTIONS WITH RELATED PERSONS
RELATED PARTY TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related party transactions.” For purposes of our policy only, a “related party transaction” is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company solely in their capacity as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.
Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairman of the Audit Committee, the full Audit Committee or the Board for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the Audit Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.
To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us.
During fiscal 2017 and through the date of this proxy statement, there was one related party transaction under the relevant standards described above. Jennifer O’Donnell, the sister of James O’Donnell, our Executive Vice President - Hospitality, Retail and Real Estate, is an employee of the Company in the Human Resources department. Ms. O’Donnell’s total compensation in fiscal 2017 was in excess of $120,000. In September 2017, the Audit Committee reviewed this transaction in accordance with the related party policy described above, and determined that no conflict of interest arose from such transaction. In setting Ms. O’Donnell’s compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program, the various components of our program and the compensation-related decisions made for fiscal 2017 with respect to our named executive officers (“NEOs”). For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for fiscal 2017 were:

•	Robert A. Katz, Chairman and Chief Executive Officer

•	Michael Z. Barkin, Executive Vice President and Chief Financial Officer

•	Patricia A. Campbell, President - Mountain Division

•	Kirsten A. Lynch, Executive Vice President and Chief Marketing Officer

•	David T. Shapiro, Executive Vice President, General Counsel and Secretary
       Executive Summary
Our executive compensation program, which is grounded in the principle of pay-for-performance, is intended to reward our executive officers for sustained, high-level performance over the short- and long-term as demonstrated by measurable, company-wide performance metrics and individual contributions that are consistent with our overall growth strategy and achievement of goals. We compensate our executive officers with a combination of cash compensation (in the form of base salary and cash incentive compensation) and equity awards, as well as a modest amount of benefits and perquisites. Our compensation program has been structured to enhance our ability to achieve our short-term and long-term strategic goals and to retain and motivate our executive officers and senior management to achieve such goals.
Our Executive Compensation Program Emphasizes Pay-for-Performance
The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers to drive superior results and generate stockholder value. We accomplish this objective in the following ways:

•
Annual Incentive Awards.    Our Management Incentive Plan (“MIP”), which applies to the award of annual cash incentive compensation, referred to in this CD&A as a “MIP award,” is intended to focus our executive officers on the key corporate financial metrics that we believe drive our best results. As explained in more detail below, because Resort EBITDA (earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments) is the performance metric associated with the MIP for our NEOs, their annual cash incentive fluctuates with our performance and the achievement of our annual goals as established by the Compensation Committee.

•
Long-Term Equity Awards.    A significant portion of our NEOs’ total annual compensation opportunity is in the form of long-term equity incentive compensation, including share appreciation rights (“SARs”) and restricted share units (“RSUs”), which generally vest ratably over three years or, in certain circumstances, have cliff vesting at the third anniversary.

•
High Percentage of Compensation is Variable or “At-Risk.”    A significant percentage of our NEOs’ compensation is tied to incentives or appreciation in our stock price, and as executive officers attain greater levels of responsibility, the percentage of their total target compensation that is variable or “at-risk” increases, and the percentage that is fixed decreases. Accordingly, the NEO whose compensation is most heavily comprised of at-risk elements is our Chief Executive Officer (“CEO”). Our commitment to emphasizing performance-based compensation is illustrated by the following charts, which show the mix of our program’s three primary direct compensation components (fixed compensation, consisting of base salary; variable or at-risk compensation, consisting of target annual incentive compensation; and actual long-term equity incentive awards granted in the fiscal year) for our CEO and, on average, for our other NEOs for fiscal 2017:

•
Performance-Based Stock Awards for CEO.  In furtherance of our pay-for-performance philosophy and to further align the interests of our CEO with the interests of our stockholders, the Compensation Committee of our Board of Directors has determined that approximately 50% of the award value subject to long-term equity incentive awards granted to our CEO each fiscal year (not including RSUs granted in payment of his annual MIP award, which are already tied to the performance metrics set forth under the MIP) will be “performance-based” stock awards. These performance-based stock awards may include (i) awards that do not vest or become exercisable unless specific business performance goals established by the Compensation Committee at the time of grant of the award are satisfied, (ii) SARs subject to time-based vesting criteria, but with an exercise price at least 25% greater than the closing price of our common stock on the date of grant (“Premium SARs”), and/or (iii) SARs with an exercise price equal to the closing price of our common stock on the date of grant (“Market SARs”). For fiscal 2017, the Compensation Committee awarded Mr. Katz long-term equity incentive awards with approximately 50% of the award value in time-based vesting RSUs and approximately 50% of the award value in Premium SARs only.

Our Executive Compensation Program is Supported by Our Stockholders
At our annual meeting of stockholders held on December 8, 2016, approximately 98.5% of the votes cast on the proposal were voted in support of the advisory resolution to approve the compensation of our NEOs. After considering the results of this vote, the Compensation Committee concluded that there is strong stockholder support of our executive compensation program and its emphasis on pay-for-performance. As a result, the Compensation Committee determined to maintain the current executive compensation program. At our 2011 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board of Directors. Consistent with this preference, our Board of Directors has implemented an advisory vote on executive compensation every year and is recommending that stockholders once again indicate a preference for annual say-on-pay votes through the advisory vote set forth in Proposal 4.
Fiscal 2018 Committee Actions
For fiscal 2018, our Chairman and CEO, Mr. Katz, voluntarily offered to reduce his compensation from what was recommended by the Compensation Committee.  Mr. Katz offered to reduce the value of his long-term incentive award (RSUs and SARs) granted in September 2017, from approximately $4 million (the total grant date value of his RSU and SAR grant for fiscal 2017, excluding the RSUs award as part of his bonus) to approximately $2 million.  Mr. Katz made this suggestion to the Compensation Committee in order to ensure that the Company could prioritize other compensation initiatives for fiscal 2018 and in recognition of his own ownership in the Company’s stock, built over the prior 11 years.  The Compensation Committee accepted this offer, despite the Company’s strong financial and stock performance and the Committee’s high degree of satisfaction with Mr. Katz’s performance.

    Effective Corporate Governance Reinforces Our Executive Compensation Program
The following features of our executive compensation program are evidence of our commitment to good corporate governance practices:

WHAT WE DO:	WHAT WE DON’T DO:
Annual Advisory Vote to Approve Executive Compensation.  We provide our stockholders with an annual opportunity to vote on an advisory basis to approve the compensation paid to our NEOs as disclosed in the proxy statement.

Independent Compensation Committee.  Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors and makes all final determinations regarding the compensation of our NEOs.

Significant Portion of Executive Compensation Tied to Performance.  A significant portion of our NEOs’ compensation is comprised of elements of performance-based, incentive compensation that are tied to defined corporate and individual performance goals or stock price performance. In the last three fiscal years, approximately 84.4% of our CEO’s total compensation and approximately 69.1% of our other NEOs’ total compensation, as reported in the Summary Compensation Table, has on average been in the form of short and long-term incentive-based compensation (MIP award and equity awards). In addition, approximately 50% of the long-term equity incentives granted to our CEO each fiscal year consist of “performance-based” awards.

Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives.  A significant portion of our NEOs’ compensation is comprised of long-term equity incentive awards, consisting of SARs and RSUs, which generally vest over three years. In the last three fiscal years, approximately 76.1% of our CEO’s total compensation and approximately 54.1% of our other NEOs’ total compensation as reported in the Summary Compensation Table, has on average been in the form of long-term equity-based incentives. Mr. Katz receives 50% of his annual MIP award in cash and the other 50% in RSUs that vest annually over a three-year period (included in the percentage above), meaning one-half of the MIP award earned on the basis of the Company’s achievement of annual performance goals is subject to further time-based vesting and changes in the value of our common stock over that period.

Market Alignment of Compensation but with Greater Emphasis on At-Risk Compensation.  To attract and retain talented executive officers, we seek to align target pay levels for our NEOs between the 50th and 75th percentile of compensation as compared with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our NEOs’ compensation in order to emphasize pay-for-performance, and we generally make SARs a much larger portion of their at-risk compensation than RSUs.

Independent Compensation Consultant.  The Compensation Committee periodically retains and receives advice from an independent compensation consultant.

No Excessive Perquisites.  We provide our executive officers with limited perquisites, which are generally limited to credit at our owned and operated properties and which are designed to incentivize our executive officers to visit and use our resorts in order to make informed decisions regarding our business and provide relevant feedback concerning our properties and services.

No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits.  We do not pay tax gross-ups on the limited perquisites that our executive officers receive, except in the case of standard relocation benefits available to all similarly situated employees.

No Excise Tax Gross-Ups.  We are not required to pay excise tax gross-ups in connection with the change in control arrangements provided to our executive officers.

No Automatic Salary Increases or Guaranteed Bonuses.  We do not guarantee annual salary increases or bonuses for any NEO and no employment agreement with any NEO contains such provisions.

No “Single Trigger” Automatic Cash Payments or Benefits Upon a Change in Control.  The change in control arrangements provided to our executive officers require a termination event (including a termination by the executive for “good reason”) following a change in control before any cash-based payments or benefits are triggered. Additionally, our CEO’s potential cash severance is conservatively set at two times his base salary and bonus.

No Hedging or Pledging.  Under our Insider Trading Compliance Program, our executive officers are prohibited from conducting short sales or using derivatives or other instruments designed to hedge against the risk of ownership of our securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and executive officers from pledging shares of the Company’s stock.

No Equity Repricing.  We expressly prohibit the repricing of underwater SARs without stockholder approval.

No Pension Plans or SERPs.  We do not provide our executive officers with tax-qualified defined benefit pension plans or supplemental executive retirement plans.

WHAT WE DO:

Clawback Policy.  The Compensation Committee has adopted a clawback policy that, in the event of a financial restatement, allows us to recoup cash- or equity-based incentive compensation from executive officers that was paid based on the misstated financial information.

Stock Ownership Guidelines.  Our executive officers are subject to stock ownership guidelines, requiring that they hold a meaningful amount of our common stock, which helps to align their interests with those of our stockholders. Additionally, until the applicable guideline is achieved for an executive, he or she is required to retain at least 75% of the net shares received from vesting of RSUs or exercise of SARs. All of our executive officers are in compliance with this policy.
Use of Tally Sheets.  The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our NEOs when evaluating executive compensation.

Annual Risk Assessment.  The Compensation Committee, with the assistance of our independent compensation consultant, annually conducts a compensation risk assessment and, for fiscal 2017, determined that the Company’s compensation policies and practices, or components thereof, do not create risks that are reasonably likely to have a material adverse effect on the Company.

       Key Objectives of Our Executive Compensation Program
Our executive compensation program focuses on the following three key objectives:

•	Emphasizing Pay-for-Performance. Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

•
Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent.

•
Rewarding Contributions and Creating Long-Term Value.  We have structured our compensation program to recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

Compensation-Setting Process
Participants in Setting Executive Compensation
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. In appropriate circumstances, such as when new market data supports a market adjustment, the Compensation Committee, in its sole discretion, considers the recommendations of our CEO in setting executive compensation, including the compensation of the other NEOs. The Compensation Committee, however, makes all final determinations regarding these awards, and no executive officer is involved in the deliberations or the determination with respect to his or her own compensation. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO.
         Comparative Framework
To achieve our executive compensation objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes, based on their general business and industry knowledge and experience, are comparable with executives in other companies operating in the leisure, travel, gaming and hospitality industries, which we refer to as our “peer group.” We face a somewhat unique challenge in establishing a peer group because few publicly-traded companies participate in more than one of our operating segments. Thus, when evaluating executive compensation, the Compensation Committee includes in our peer group a variety of leisure, travel, gaming and hospitality companies with whom we may compete for executive talent and the discretionary travel dollars of our guests.
When performing its annual executive compensation review, the Compensation Committee has sole authority to engage an independent compensation consultant to assist in obtaining market data and analyzing the competitive nature of our compensation programs. In fiscal 2017, the Compensation Committee engaged AON Hewitt to conduct a risk assessment, competitive market study of the Company’s executive compensation program and to advise on compensation decisions. The Compensation Committee has assessed the independence of AON Hewitt as required by the NYSE listing rules. The Compensation Committee reviewed its relationship with AON Hewitt and considered all relevant factors, and concluded that there are no conflicts of interest raised by the work performed by AON Hewitt.
The market study analyzed our executive compensation relative to AON Hewitt’s proprietary survey data, which consisted of companies with comparable revenues, as well as to publicly-traded peer group companies recommended by AON Hewitt. Our Compensation Committee then confirmed a peer group based upon this data. The peer group used for fiscal 2017 differed from the peer group used for fiscal 2016 due to changes in the size of Vail Resorts, resulting from acquisitions during fiscal 2017, changes in the industry, including revenue and market capitalization changes (both for the Company and the previous peer group companies) and mergers and acquisitions that resulted in 2016 peer group companies no longer being available for fiscal 2017. Specifically, Marriott International, Inc. and Starwood Hotels & Resorts Worldwide Inc. were removed from peer group used for fiscal 2017, and five companies (each highlighted in bold in the table below) were added. Accordingly, the peer group used by the Compensation Committee for fiscal 2017 compensation decisions consisted of the following companies:

Boyd Gaming Corporation Caesars Entertainment Corp. Cedar Fair, L.P. Churchill Downs Inc. Extended Stay America, Inc. Hyatt Hotels Corporation La Quinta Holdings Inc.
Norwegian Cruise Line Holdings Ltd.
Penn National Gaming Inc.
Pinnacle Entertainment Inc.
Red Rock Resorts Inc.
Six Flags Entertainment Corporation
Wyndham Worldwide Corp.
Wynn Resorts Ltd.

*Bold font indicates new peer for fiscal 2017

The Compensation Committee primarily uses the proprietary survey data from AON Hewitt to set target pay levels for competitive and retention purposes. The Compensation Committee then uses peer group information generally to confirm target pay levels for our NEOs are between the 50th and 75th percentile of compensation as compared with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our NEOs’ compensation in order to emphasize pay-for-performance. We believe that compensating our NEOs with a larger proportion of at-risk compensation elements (such as the MIP award, SARs and RSUs) in relation to more static compensation elements (such as base salary) and a larger proportion of long-term equity incentives (such as SARs and RSUs) in relation to short-term compensation elements (such as base salary and the MIP award), compared with the peer group, more closely aligns the interests of our NEOs with those of our stockholders. For example, on average, our NEOs receive approximately 55% of their target total direct compensation as long-term equity incentives (SARs and RSUs), compared to an average of approximately 47% of target total direct compensation of the NEOs in the peer group.
The Compensation Committee intends to continue to seek advice from independent compensation consultants as it deems necessary to help ensure that our compensation programs remain appropriate and consistent with industry practices. Although the Compensation Committee believes that it is important to periodically review the compensation policies of its peer group and the survey data, the Compensation Committee also believes that our executive compensation program must further our business objectives and be consistent with our culture. Therefore, while the Compensation Committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies to further validate that the compensation paid to our executive officers remains competitive, the Compensation Committee may not necessarily make any particular adjustments to the compensation paid to the executive officers based on the peer group or survey data.
         Company-Specific Factors
In addition to considering market data with respect to executive compensation practices of companies within our peer group, the Compensation Committee takes into account individual performance, our retention needs, our relative performance and our own strategic goals. We also conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers.
The Compensation Committee, in conjunction with data and recommendations provided by our independent compensation consultant in any given year, also annually analyzes tally sheets prepared for each NEO. These tally sheets present the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and the MIP award for the applicable fiscal year), perquisites and the value of equity awards previously granted to the NEO as of the applicable fiscal year end, as well as the amounts that would have been payable to the NEO if employment had been terminated under various scenarios as of the end of the most recently completed fiscal year. The Compensation Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this proxy statement, together with peer group data, primarily for purposes of analyzing our NEOs’ total compensation and determining whether it is appropriate to adjust the compensation mix for our NEOs on a going-forward basis. In its most recent review of tally sheets, the Compensation Committee determined that total compensation amounts for our NEOs remained consistent with our executive compensation philosophy and objectives.

Elements of Compensation
Overview
Our executive compensation program consists of the following elements:

Compensation Element	Objective	Key Features
Base Salary	To attract and retain executives with a proven track record of performance
• Established based primarily on the scope of an executive officer’s responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual’s loss would have on the Company, and other factors which may be deemed to be relevant by the Compensation Committee.

• Reviewed annually by the Compensation Committee and, based on such review, may be adjusted to align salaries with market levels after taking into account various factors, including those listed in the bullet above.

• No guaranteed increases to base salary.

Annual MIP Award	To incentivize achievement of annual financial, operational and strategic goals and achievement of individual annual performance objectives
• For each fiscal year, Company and individual performance elements drive two different aspects of the MIP: (1) the aggregate amount of funds available under the MIP (driven by Company performance), and (2) the specific allocation of awards to participants under the MIP (driven by Company performance for Mr. Katz and individual performance for the other NEOs).

• Our CEO receives his annual MIP award 50% in cash and 50% in RSUs that vest annually over a three-year period (as further discussed under Equity Incentive Awards below). Our other executive officers receive annual MIP awards in cash only.

Compensation Element	Objective	Key Features
Equity Incentive Awards
To increase long-term stockholder value by retaining our executive officers in a competitive business environment and aligning the interests of our executive officers with those of our stockholders by encouraging stock ownership by such officers

• Current equity incentive awards are granted under our 2015 Omnibus Incentive Plan, referred to in this proxy statement as the 2015 Plan, previously approved by stockholders at the 2015 annual meeting.

• Equity awards granted prior to the 2015 annual meeting were granted under our Amended and Restated 2002 Long Term Incentive and Share Award Plan, referred to in this proxy statement as the 2002 Plan, previously approved by the stockholders.

• For fiscal 2017, we used grants of time-based vesting RSUs and SARs because RSUs and SARs provide both a high perceived value and strong retention value.

• The Compensation Committee has adopted a long-term equity-based incentive grant practice for Mr. Katz, such that approximately 50% of his equity awards will be performance-based. For fiscal 2017, the Compensation Committee awarded Mr. Katz his long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs, which consisted of 13,204 RSUs and 45,528 Premium SARs, each vesting annually over three years.

• The use of RSUs aligns the interests of our executive officers with that of our stockholders through stock ownership.

• SARs are granted with an exercise price of no less than the closing price of our common stock on the date of grant (and in some cases as noted above with respect to Mr. Katz, with an exercise price that exceeds the fair market value on the date of grant), and as a result, executive officers realize value only to the extent the price of our common stock appreciates after the grant date.

• RSUs and SARs typically vest ratably on an annual basis over three years. However, previously, the Compensation Committee has granted awards with cliff vesting as a retention tool where the entire award does not vest until the end of a three-year period.

Deferred Compensation	To attract and retain executive officers with a proven track record of performance and to provide a tax-efficient means for such officers to save for retirement
• Executive officers can elect to defer up to 80% of their base salary and 100% of their annual MIP award.

• Executive officers can invest these amounts in pre-tax dollars in designated hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with their selections.

Limited Perquisites	To incentivize executives to use the Company’s services in order to help them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge
• Includes benefits relating to the use of one or more of our owned and operated private clubs, including skiing and parking privileges, as a part of their responsibilities and employment.

• Also includes our Perquisite Fund Program, under which certain of our senior management, receive an annual allowance, based on executive level, to be used at the Company’s owned or operated resorts. Executives may draw against the account to pay for services or goods, at the market rate for the applicable resort or services. Amounts of the fund used by executives are taxed as ordinary income, like other compensation. Unused funds in each executive’s account at the end of each fiscal year are forfeited.

• All Company employees enjoy skiing privileges, not just our executives.

2017 Compensation Decisions
       Base Salary
The Compensation Committee generally reviews and adjusts base salaries annually at its September committee meeting, with new salaries effective in mid-October. The following table sets forth the annual base salaries approved by the Compensation

Committee for fiscal 2017 compared to fiscal 2016 and shows the percentage change from the prior year. After conducting a market analysis of the NEO’s compensation as compared to our peer group companies and in recognition of individual performance and overall growth and results of the Company in fiscal 2016, fiscal 2017 base salary increases were approved for all NEOs.

Name	Fiscal 2017 Base Salary	Fiscal 2016 Base Salary	% Change
Robert A. Katz	$903,817	$873,254	3.5%
Michael Z. Barkin	$450,000	$401,700	12.0%
Patricia A. Campbell	$450,000	$390,000	15.4%
Kirsten A. Lynch	$450,000	$401,700	12.0%
David T. Shapiro	$415,000	$375,938	10.4%
  Annual MIP Awards
Following the completion of fiscal 2017, all of our NEOs were eligible to receive an annual cash MIP award based upon our performance and, except for the CEO, each NEO’s individual performance during fiscal 2017. Pursuant to his employment agreement, Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three-year period.
Annual Funding of the MIP.    Annual funding of the MIP is based upon our achievement of performance measures selected by the Compensation Committee. The Compensation Committee has established Resort EBITDA as the performance measure to determine funding of the MIP for our NEOs. The Compensation Committee believes this is the appropriate performance measure because Resort EBITDA is the primary performance metric used by the Company to measure its performance. For purposes of setting annual funding targets under the MIP, the Compensation Committee bases the Resort EBITDA target on the target set by our Board annually when approving the Company’s budget. In setting the performance measures for any given fiscal year, the Compensation Committee considers our past performance, broader economic trends that may impact us in the upcoming year, and our historical performance in relation to the MIP award targets set in the respective prior periods.
Please see pages 37 and 50 of our Annual Report for information regarding our use of the non-GAAP financial measures discussed in this CD&A and a reconciliation of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures. The threshold, target and maximum value of the MIP awards granted to our NEOs in fiscal 2017 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards Table.
Resort EBITDA Target.    For fiscal 2017, the Resort EBITDA target was set at $494.8 million (excluding any EBITDA and related acquisition and transaction fees from Whistler Blackcomb and other acquisitions completed during the fiscal year), which was based upon our approved budget for fiscal 2017. The Compensation Committee established the performance measure at the beginning of the fiscal year with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward our strategic plan goals in light of the business environment at that time. As a result, our attainment of these targets in fiscal 2017 was considered moderately likely.
How the MIP Is Funded.    For fiscal 2017, for each NEO, 100% of the funding of the MIP was based upon the achievement of the Resort EBITDA target. Under the MIP, if we achieve 100% of the Resort EBITDA target, the MIP is funded at 100% of the target funding level for that component, as more fully detailed in the table below. If our performance exceeds 100% of the Resort EBITDA target, the MIP is funded above the target funding level for that component up to a maximum of 200% of the target funding level. If our performance falls below 100% of the annual Resort EBITDA target, the MIP is funded below the target funding level for that component. If our performance falls below 80% of the annual Resort EBITDA target, the MIP is not funded for that component. The following table describes this metric:
MIP Funding for Resort EBITDA

Percentage of Target Performance Achieved	Percentage of Annual Target Funding Level Available under the MIP
Less than 80%	—%
80%	15%
90%	25%
95%	50%
100%	100%
110%	175%
120% or greater	200%

In the event our Resort EBITDA for any fiscal year meets the specific threshold or target level, then the MIP is funded at the appropriate level and each NEO is eligible to receive a MIP award. In addition, once the MIP is funded based upon each NEO’s target MIP award percentage, the total pool for NEOs may be increased by up to 5%, with such excess being paid out, if any, at the discretion of the Compensation Committee based upon individual performance.
Target Annual MIP Awards.    The differences between the NEOs’ target MIP awards as a percentage of their base salaries was determined based upon the perceived ability each executive position has to influence our performance. Threshold, target and maximum awards payable under the MIP for fiscal 2017 are reported in the Grants of Plan-Based Awards Table. For fiscal 2017, each NEO was eligible for an annual MIP award based on a percentage of annual base salary as follows:

Name	2017 Target Annual MIP Award as Percentage of Base Salary
Robert A. Katz	100%
Michael Z. Barkin	70%
Patricia A. Campbell	70%
Kirsten A. Lynch	70%
David T. Shapiro	50%
Individual MIP Award Determination.    Once funding is established, the actual MIP award paid to each NEO (other than Mr. Katz) is determined by individual performance objectives. In the case of Mr. Katz, his award is based solely on the funded amount of target MIP determined by Company performance because, unlike other NEOs, he is responsible for all aspects of Company performance. This structure reflects our objective to put more emphasis on individual performance oriented compensation, while at the same time requiring that overall Company performance standards are met before MIP funding can occur. Achievement of individual performance objectives can result in the NEO receiving a MIP award equal to 0%, 70%, 100%, 115% or 130% of the funded amount (subject to availability of funds under the MIP) and subject to further adjustments at the discretion of the Compensation Committee. Individual performance objectives vary depending upon our strategic plan and each NEO’s individual responsibilities are established at the beginning of each fiscal year, with the expectation in fiscal 2017 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, each NEO’s attainment of his or her performance objectives in fiscal 2017 was moderately likely.
Example.    An executive whose MIP award funding is 100% based on Resort EBITDA, earning $300,000 annually with a target MIP award of 50% of base salary, would have an available MIP award funding of $150,000 for 100% achievement of Resort EBITDA (100% times 50% salary target times 100% funding), for a total of $150,000 of target funding. However, because the executive’s total MIP award is determined by the achievement of individual performance objectives, an executive’s ultimate total MIP award can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the target amount based on individual performance (subject to availability of funds under the MIP).
Fiscal 2017 Results.    In fiscal 2017, we met 99% of the Resort EBITDA target, which resulted in a funding level at 93.8% of the target funding level for that component of the funding calculation. Based upon these results and individual performance, and noting that no adjustments were made based upon individual performance, the Compensation Committee determined the final MIP award amounts as follows:

Name	Fiscal 2017 Target MIP Award		Actual Fiscal 2017 Payout Percentages(1)		Fiscal 2017 Actual MIP Award	Fiscal 2016 Actual MIP Award	Change From Fiscal 2016Actual MIP Award
Robert A. Katz(2)	$903,817	x	93.80%	=	$847,780	$1,343,226	(36.9)%
Michael Z. Barkin(3)	$315,000	x	93.80%	=	$295,470	$308,944	(4.4)%
Patricia A. Campbell(3)	$315,000	x	93.80%	=	$295,470	$299,946	(1.5)%
Kirsten A. Lynch(3)	$315,000	x	93.80%	=	$295,470	$308,944	(4.4)%
David T. Shapiro	$207,500	x	93.80%	=	$194,635	$289,131	(32.7)%

(1)
Actual payout percentages are based upon the MIP funded amount and, for each NEO other than the CEO whose payout percentage equals the 93.8% funding level of the MIP, achievement of his or her individual performance objectives. In fiscal 2017, payout percentages were based upon the 93.8% funding level of the MIP and no adjustments were made based upon individual performance objectives.

(2)	Pursuant to his employment agreement, Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs, which generally vest in equal installments over three years.

(3)
In September 2016, the Compensation Committee approved an increase to the annual target MIP percentage for each of Mr. Barkin and Mmes. Campbell and Lynch from 50% of base salary in fiscal 2016 to 70% of base salary for fiscal 2017.

        Long-Term Equity Incentives
Our long-term equity incentive award program is designed to promote long-term Company performance and align each executive’s risk with stockholder interest, to reward the achievement of long-term goals, and to promote stability and corporate loyalty among our executives. The Compensation Committee bases awards of long-term equity compensation on a number of different factors, including competitive market practices as determined by our peer group analysis, the information provided by our independent compensation consultant, the amount of cash compensation that is currently paid to each NEO, each NEO’s level of responsibility, our retention objectives and our pay-for-performance philosophy. In general, the Compensation Committee makes long-term equity award determinations for executive officers in September of each year and typically consults with our CEO in determining the size of grants to each NEO, other than himself, although the Compensation Committee makes all final determinations. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO. For fiscal 2017, the Compensation Committee awarded Mr. Katz his long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs. In fiscal 2017, the Compensation Committee granted long-term equity incentive awards under the 2015 Plan, which was approved by our stockholders at the 2015 annual meeting.
As noted above, the long-term equity values awarded to our NEOs are based on a number of different factors considered by the Compensation Committee. For fiscal 2017, the Compensation Committee awarded each NEO an equity value based on individual achievements and performance. As described elsewhere in this CD&A, 50% of the long-term equity incentive award value awarded to Mr. Katz is performance-based SARs with an exercise price equal to 125% of the closing price on the date of grant.
As in previous years, the long-term equity incentive awards granted to our NEOs in fiscal 2017 consisted of RSUs and SARs. In determining the mix of RSUs and SARs granted to each of our NEOs in fiscal 2017, the Compensation Committee considered that RSUs have a relatively greater retentive effect, but SARs have a relatively greater performance incentive impact. Accordingly, for fiscal 2017, the Compensation Committee awarded grants to the NEOs (other than the CEO) such that 50% of the long-term equity incentive award value granted is attributed to RSUs and 50% of the award value granted is attributed to SARs. For our CEO, approximately 54.7% of the long-term equity incentive award value granted is attributed to RSUs and approximately 45.3% of the award value granted is attributed to Premium SARs. To further promote retention, the RSUs and SARs granted in fiscal 2017 vest in equal annual installments over a three year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based upon continued service appropriate to meet the desire for both retention and performance incentive.
The value of the equity awards granted to our NEOs in fiscal 2017 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards Table.

Other Executive Compensation Policies and Practices
         Clawback Policy
In line with corporate governance best practices, the Compensation Committee has adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was paid based on financial statements that were subsequently restated. The policy provides that if the Board determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, our Board will review all MIP awards and equity awards made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, our Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.
         Equity Grant Practices
We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. SARs are granted with an exercise price equal to or higher than the market price of our common stock on the date of grant, which is the date the Compensation Committee approves the award. We do not have any specific program, plan or practice related to timing equity compensation awards to executives; however, the Compensation Committee generally grants annual awards on the date of the regularly scheduled first fiscal quarter Board meeting in September. Other than grants made in connection with hiring, promotions or to replace certain new hire grants once they vest and/or are exercised, equity awards are granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards.
         Stock Ownership Guidelines for Executives
Consistent with our objective of encouraging executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders, the Company has adopted executive stock ownership guidelines. Under the guidelines, our executive officers are expected to hold shares of our common stock equal to multiples of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Presidents	3x
Executive Vice Presidents	2x
Until an executive achieves the required level of ownership, he or she is required to retain at least 75% of the net shares received as a result of the vesting of RSUs or restricted stock or the exercise of SARs. Net shares are those that remain after shares are netted to pay any applicable exercise price or statutory tax withholdings. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. As of the date of this proxy statement, all NEOs who are subject to our stock ownership guidelines, except Mr. Shapiro, who became subject to our stock ownership guidelines in July 2015, have met their required level of stock ownership.
        Policy Prohibiting Hedging and Pledging Transactions
Our Insider Trading Compliance Program prohibits executives from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including engaging in short sales or investing in other derivatives of the Company’s securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and executive officers from pledging shares of the Company’s stock.
         Post-Termination Compensation
Pursuant to his employment agreement, Mr. Katz is entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment, including certain resignations for “good reason” (as defined in his agreement). Pursuant to the Company’s executive severance policy, Messrs. Barkin and Shapiro and Mmes. Campbell and Lynch are entitled to receive severance payments upon certain terminations of employment. In addition, each NEO is entitled to receive payments upon a termination occurring within a limited period of time following a change in control. We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our executives when these agreements were entered into.

         Executive Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and its three other most highly compensated executive officers (other than the chief financial officer). Under the Code, however, compensation that is considered “performance-based compensation” (within the meaning of the Code) does not count towards the $1 million limit. While the Compensation Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Compensation Committee determines to be more appropriate. We have typically intended to structure certain quantitative portions of our cash-based incentive compensation and our equity awards to our covered executive officers under the 2002 Plan, 2015 Plan and MIP as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.
SUMMARY COMPENSATION TABLE FOR FISCAL 2017
The following table summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a NEO:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option/Share Appreciation Right Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Robert A. Katz	2017	899,115	—		2,448,940	(6)	2,025,085	423,890	(9)	—	31,597	5,828,627
Chairman and Chief Executive Officer	2016	869,341	—		2,628,207	(7)	1,956,557	671,613	(9)	—	28,008	6,153,726
	2015	846,281	—		2,231,712	(8)	1,890,372	341,332	(9)	—	34,726	5,344,423
Michael Z. Barkin	2017	442,569	—		466,368		466,474	295,470		—	8,840	1,679,721
Executive Vice President and Chief Financial Officer	2016	399,900	—		192,674		478,166	308,944		—	8,852	1,388,536
	2015	382,187	—		187,852		462,029	157,014		—	19,812	1,208,894
Patricia A. Campbell(10)	2017	440,769	—		399,963		399,973	295,470		—	12,639	1,548,814
President - Mountain Division	2016	390,000			587,832		461,972	299,946		—	12,927	1,752,677
Kirsten A. Lynch	2017	442,569	—		399,963		399,973	295,470		—	11,021	1,548,996
Executive Vice President and Chief Marketing Officer	2016	399,900	—		592,684		478,166	308,944		—	10,852	1,790,546
	2015	382,968	—		187,852		462,029	157,014		—	11,245	1,201,108
David T. Shapiro(11)	2017	408,990	—		274,974		274,961	194,635		—	26,709	1,180,269
Executive Vice President, General Counsel and Secretary	2016	375,794	—		671,526		419,157	289,131		—	13,063	1,768,671
	2015	21,635	200,000	(12)	—		—	—		—	—	221,635

(1)
Amounts shown reflect salary earned during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions, service period and other adjustments in any given year.

(2)
Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 15 to our audited financial statements for fiscal 2017, which are included in our Annual Report.

(3)
Awards consist of SARs. The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 15 to our audited financial statements for fiscal 2017, which are included in our Annual Report.

(4)
In September 2017, pursuant to the MIP, as more fully described in the CD&A and based upon the attainment of performance targets previously established by the Compensation Committee under the MIP, the Compensation Committee approved fiscal 2017 cash MIP awards for the NEOs. Such amounts were paid in October 2017.

(5)	All other compensation for fiscal 2017 includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)(a)	Company-paid Supplemental Life Insurance Premiums ($)(b)	Company-paid Supplemental Disability Insurance Premiums ($)(c)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(d)	Total ($)
Robert A. Katz	2017	8,100	7,014	1,824	14,659	31,597
Michael Z. Barkin	2017	6,750	619	1,471	—	8,840
Patricia A. Campbell	2017	7,115	619	4,905	—	12,639
Kirsten A. Lynch	2017	8,322	619	2,080	—	11,021
David T. Shapiro	2017	6,995	619	4,402	14,693	26,709

(a)	Consists of Company contributions to the NEO’s accounts in the Company’s tax-qualified 401(k) plan.

(b)	Consists of premiums paid on behalf of the NEO for supplemental life insurance.

(c)	Consists of premiums paid on behalf of the NEO for supplemental disability insurance.

(d)
In fiscal 2017, our NEOs were entitled to participate in our Perquisite Fund Program, under which certain of the Company’s officers receive an annual allowance based on officer level to be used at the Company’s resorts. For fiscal 2017, annual allowances for NEOs were as follows: CEO—$70,000; President—$40,000; and Executive Vice President—$30,000. Executives may draw against the account to pay for services or goods at the market rate. Amounts of the fund used by the NEO are taxed as ordinary income, like other compensation. The amounts reported include the amounts used by the NEO towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any NEO for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In fiscal 2017, the Company also provided to each NEO benefits relating to the use of one or more of our private clubs, for which the Company incurred no incremental costs. NEOs are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Perquisite Fund Program if within the NEO’s allowance under that program.

(6)
The amount shown in the “Stock Awards” column for fiscal 2017 includes $423,890 for 50% payment of Mr. Katz’s total MIP award and $2,025,050 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on the 1,965 and 13,204 RSUs granted on September 27, 2017 and September 23, 2016, respectively. Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period.

(7)
The amount shown in the “Stock Awards” column for fiscal 2016 includes $671,613 for 50% payment of Mr. Katz’s total MIP award and $1,956,594 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on the 4,379 and 19,203 RSUs granted on September 23, 2016 and September 25, 2015, respectively. Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period.

(8)
The amount shown in the “Stock Awards” column for fiscal 2015 includes $341,332 for 50% payment of Mr. Katz’s total MIP award and $1,890,381 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on the 3,350 and 22,642 RSUs granted on September 25, 2015 and September 23, 2014, respectively.

(9)
Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period. The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017, 2016 and 2015 reflect only the cash amount paid to Mr. Katz for 50% of Mr. Katz’s total MIP award for the applicable fiscal year.

(10)	Ms. Campbell was appointed as President - Mountain Division of the Company effective August 1, 2015.

(11)	Mr. Shapiro joined the Company and was appointed as Executive Vice President, General Counsel and Secretary effective July 13, 2015.

(12)	Represents a cash sign-on bonus upon joining the Company on July 13, 2015.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017
The following table shows certain information regarding grants of plan-based awards to the NEOs during fiscal 2017:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)(5)	Exercise or Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Robert A. Katz		—	903,817	1,807,634	—		—	—	—
	9/23/2016				13,204	(7)		n/a	2,024,965
	9/23/2016				4,379	(7)		n/a	671,563
	9/23/2016						45,528	200.70	2,025,085
Michael Z. Barkin		—	315,000	819,000	—		—	—	—
	9/23/2016				3,041	(7)		n/a	466,368
	9/23/2016						8,698	160.56	466,474
Patricia A. Campbell		—	315,000	819,000	—		—	—	—
	9/23/2016				2,608	(7)		n/a	399,963
	9/23/2016						7,458	160.56	399,973
Kirsten A. Lynch		—	315,000	819,000	—		—	—	—
	9/23/2016				2,608	(7)		n/a	399,963
	9/23/2016						7,458	160.56	399,973
David T. Shapiro		—	207,500	539,500	—		—	—	—
	9/23/2016				1,793	(7)		n/a	274,974
	9/23/2016						5,127	160.56	274,961

(1)
The estimated possible payouts are based on the parameters applicable to each NEO at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2017, as more fully described in the CD&A section of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
The Threshold amount is based on the MIP’s minimum target funding level based upon no achievement of Resort EBITDA targets for fiscal 2017, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 70% threshold level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(3)
The Target amount is based on the MIP’s target funding level of 100% upon achievement by the Company of 100% of certain Resort EBITDA targets for fiscal 2017, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 100% target level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(4)
The Maximum amount is based on the MIP’s maximum funding level of 200% upon achievement by the Company of at least 120% of certain Resort EBITDA targets for fiscal 2017, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 130% maximum level for individual performance (other than for Mr. Katz, whose MIP award is tied entirely to corporate performance and payout is 50% cash and 50% RSUs that vest over three years).

(5)
Represents SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except in the case of the SARs award value granted to Mr. Katz on September 23, 2016, for which the exercise price was 125% of the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the 2015 Plan.

(6)
The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 15 to our audited financial statements for fiscal 2017, which are included in our Annual Report.

(7)
Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2015 Plan. In the case of Mr. Katz, the number of shares includes 4,379 RSUs for 50% payment of Mr. Katz’s total MIP award for fiscal 2016 and 13,204 RSUs as part of his long-term equity incentive award for fiscal 2017.

EMPLOYMENT AGREEMENTS
The Company has an employment agreement with Mr. Katz, which was approved by the Compensation Committee. No other NEO has an employment agreement with the Company.
        Robert A. Katz, Chairman and Chief Executive Officer
The Company entered into an employment agreement with Mr. Katz on October 15, 2008, as amended on September 30, 2011 and April 11, 2013. The employment agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other party not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $843,500, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Katz waived this requirement and did not take any salary for a twelve month period. Effective April 1, 2010, Mr. Katz’s salary was reinstated at 85% of his prior pre-wage reduction salary. Pursuant to the employment agreement, Mr. Katz also participates in the Company’s MIP, as more fully described in the CD&A. Under the employment agreement, if the Company achieves specified performance targets for the year under the MIP, Mr. Katz’s “target opportunity” will be no less than 100% of his base salary. The employment agreement provides that Mr. Katz’s MIP award is to be paid 50% in cash and 50% in RSUs that vest annually over a three year period. Mr. Katz also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain membership benefits at the Company’s private clubs and participation in the Perquisite Fund Program.
The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Katz under certain circumstances, as more fully described under the heading “Potential Payments Upon Termination or Change in Control” below. The September 2011 amendment to his employment agreement eliminated his rights to (i) receive cash severance benefits upon his voluntary resignation within six months following a change in control, and (ii) be eligible to receive tax gross-up payments on severance and other benefits payable in connection with a change in control. The April 2013 amendment eliminated his rights to paid time off in connection with the Company’s adoption of a flexible time off policy.
Mr. Katz’s employment agreement contains standard provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of Mr. Katz’s termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END
The following table shows certain information regarding outstanding equity awards held by the NEOs as of July 31, 2017:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)(1)(2)	Option /SAR Exercise Price ($)(3)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert A. Katz	113,871 (SARs)		40.09	9/23/2018
	521,262 (SARs)		18.88	3/1/2019
	123,539 (SARs)		35.84	9/22/2019
	108,344 (SARs)		37.20	9/21/2020
	142,384 (SARs)		39.65	9/20/2021
	142,384 (SARs)		49.56	9/20/2021
	100,583 (SARs)		54.07	9/21/2022
	100,583 (SARs)		67.59	9/21/2022
	81,340 (SARs)		68.98	9/26/2023
	81,340 (SARs)		86.23	9/26/2023
	14,407 (SARs)	7,204 (SARs)	87.18	9/23/2024
	32,709 (SARs)	16,354 (SARs)	108.98	9/23/2024
	6,176 (SARs)	12,351 (SARs)	107.42	9/25/2025
	14,129 (SARs)	28,256 (SARs)	134.28	9/25/2025
		45,528 (SARs)	200.70	9/23/2026
					1,050	221,298
					7,547	1,590,606
					12,802	2,698,150
					2,233	470,627
					4,379	922,918
					13,204	2,782,875
Michael Z. Barkin	1,457 (SARs)		50.11	7/30/2022
	7,891 (SARs)		54.07	9/21/2022
	3,651 (SARs)		60.67	4/8/2023
	14,156 (SARs)		68.98	9/26/2023
	10,240 (SARs)	5,120 (SARs)	87.18	9/23/2024
	4,390 (SARs)	8,779 (SARs)	107.42	9/25/2025
		8,698 (SARs)	160.56	9/23/2026
					551	116,129
					199	41,941
					934	196,850
					326	68,708
					3,041	640,921

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)(1)(2)	Option /SAR Exercise Price ($)(3)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Patricia A. Campbell	12,604 (SARs)		40.09	9/23/2018
	3,299 (SARs)		16.51	3/10/2019
	13,674 (SARs)		35.84	9/22/2019
	14,077 (SARs)		37.20	9/21/2020
	15,188 (SARs)		39.65	9/20/2021
	1,755 (SARs)		41.43	4/15/2022
	10,843 (SARs)		54.07	9/21/2022
	11,002 (SARs)		68.98	9/26/2023
	6,181 (SARs)	3,090 (SARs)	87.18	9/23/2024
	4,241 (SARs)	8,482 (SARs)	107.42	9/25/2025
		7,458 (SARs)	160.56	9/23/2026
					323	68,075
					199	41,941
					3,954	833,345
					902	190,106
					326	68,708
					2,608	549,662
Kirsten A. Lynch	2,800 (SARs)		46.75	7/5/2021
	19,048 (SARs)		39.65	9/20/2021
	13,599 (SARs)		54.07	9/21/2022
	14,166 (SARs)		68.98	9/26/2023
	10,240 (SARs)	5,120 (SARs)	87.18	9/23/2024
	4,390 (SARs)	8,779 (SARs)	107.42	9/25/2025
		7,458 (SARs)	160.56	9/23/2026
					551	116,129
					199	41,941
					934	196,850
					326	68,708
					4,045	852,524
					2,608	549,662
David T. Shapiro	513 (SARs)	1,026 (SARs)	109.69	8/1/2025
	3,314 (SARs)	6,626 (SARs)	107.42	9/25/2025
		5,127 (SARs)	160.56	9/23/2026
					108	22,762
					4,943	1,041,787
					685	144,371
					326	68,708
					1,793	377,893

(1)
Represents exercisable or unexercisable SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal to the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)	The grant dates and vesting dates of each unexercisable SAR award as of July 31, 2017 are as follows:

	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	7,204	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	16,354	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	12,351	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	28,256	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	45,528	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
Michael Z. Barkin	5,120	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	8,779	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	8,698	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
Patricia A. Campbell	3,090	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	8,482	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	7,458	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
Kirsten A. Lynch	5,120	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	8,779	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	7,458	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
David T. Shapiro	1,026	August 1, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	August 1, 2018
	6,626	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	5,127	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019

(3)
The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except for the Premium SARs granted to Mr. Katz with exercise prices of $49.56, $67.59, $86.23, $108.98, $134.28 and $200.70, which are equal to 125% of the closing price of our common stock on the date of grant.

(4)	Represents unvested RSUs that, unless otherwise specifically noted in footnote 5 below, vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)	The grant dates and vesting dates of RSUs that have not vested as of July 31, 2017 are as follows:

	Number of Unvested RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	8,597	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	15,035	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	17,583	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
Michael Z. Barkin	750	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	1,260	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	3,041	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
Patricia A. Campbell	522	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	3,954	August 1, 2015	Cliff vest in full on the third anniversary of the date of grant.	August 1, 2018
	1,228	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	2,608	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
Kirsten A. Lynch	750	September 23, 2014	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2017
	1,260	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	4,045	September 25, 2015	Cliff vest in full on the third anniversary of the date of grant.	September 25, 2018
	2,608	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019
David T. Shapiro	108	August 1, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	August 1, 2018
	4,943	August 1, 2015	Cliff vest in full on the third anniversary of the date of grant.	August 1, 2018
	1,011	September 25, 2015	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2018
	1,793	September 23, 2016	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2019

(6)	The fair market value of these unvested RSU awards was determined based on the closing price of our common stock of $210.76 per share on July 31, 2017, multiplied by the number of units.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2017
The following table shows for fiscal 2017 certain information regarding SAR exercises and stock vested during the last fiscal year with respect to the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(3)
Robert A. Katz	44,704	7,013,203	17,381	2,784,662
Michael Z. Barkin	—	—	1,894	301,654
Patricia A. Campbell	9,575	1,499,843	6,062	949,876
Kirsten A. Lynch	—	—	1,880	299,473
David T. Shapiro	—	—	561	89,137

(1)
Represents the aggregate number of shares acquired on vesting or exercise, as applicable. The amounts shown do not reflect amounts withheld by the Company to satisfy tax withholding requirements or to satisfy the exercise price.

(2)
The aggregate dollar value realized upon the exercise of options/SARs was computed by multiplying the difference between the closing price of the Company’s common stock on the exercise date and the exercise price for the award by the number of awards exercised.

(3)	The aggregate dollar value realized on the vesting of RSUs was computed by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares vested.
PENSION BENEFITS
The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the Company’s tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2017
The following table shows for fiscal 2017 certain information regarding nonqualified deferred compensation benefits for the NEOs:

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(3)
Robert A. Katz	—	—	—	—	—
Michael Z. Barkin	—	—	—	—	—
Patricia A. Campbell	—	—	633	—	5,174
Kirsten A. Lynch	—	—	—	—	—
David T. Shapiro	—	—	—	—	—

(1)
Represents amount deferred during fiscal 2017, if any, which is reported as compensation to the NEO in the Summary Compensation Table. Although no amounts were deferred during fiscal 2017 for any NEO, Ms. Campbell made contributions prior to fiscal 2017.

(2)	None of the amounts set forth are reported in the Summary Compensation Table because above-market or preferential earnings are not available under the plan.

(3)	This amount reflects actual amounts reported and does not include accumulated earnings or withdrawals or distributions.
On September 15, 2000, Vail Associates, Inc., an indirect wholly-owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A were effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.
Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants became eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan’s administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.
Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant’s employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least twelve months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least five years. All accounts are payable immediately upon the Participant’s disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency. Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants’ selections.
All contributions are placed in a rabbi trust which restricts the Employer’s use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer’s general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.
The Plan Committee is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods, which we refer to as Measurement Funds, for purposes of crediting or debiting additional amounts to Participants’ account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocations daily. The Measurement Funds are valued daily at their net asset values.
Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the prior twelve-month period ended July 31, 2016 was 8.61%. The rate of return of the S&P 500 for that same period was 16.04%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor’s liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. The Plan does not provide for the payment of interest based on above-market rates.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The employment agreement with Mr. Katz and the Company’s executive severance policy, which applies to Messrs. Barkin and Shapiro and Mmes. Campbell and Lynch, require us to provide certain compensation in the event of certain terminations of employment or upon a change in control of the Company. The employment agreement with Mr. Katz and the executive severance policy provide that the Company may terminate the executive at any time with or without cause. However, if the executive’s employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled, in exchange for a signed release, to receive compensation in the amounts and under the circumstances described below. In addition, the forms of equity award agreements used with all of our employees provide for the full acceleration of vesting of outstanding SARs, restricted stock and RSUs upon a change in control of the Company. In accordance with the employment agreement with Mr. Katz, if he breaches the post-employment non-competition or non-solicitation covenants to which he is subject under his employment agreement, then he must promptly reimburse the Company for any severance payments received from, or payable by, the Company.
The amounts shown in the tables below are estimates of the value of the payments and benefits each of our NEOs would have been entitled to receive had a termination event and/or a change in control of the Company occurred, effective as of July 31, 2017. The actual compensation to be paid to a NEO can only be determined at the time such NEO’s employment is terminated and may vary based on factors such as the timing during the year of any such event, the Company’s stock price and any changes to our benefit arrangements and policies.
         Robert A. Katz, Chairman and Chief Executive Officer
Mr. Katz’s employment agreement provides that upon (i) the giving of notice of non-renewal of the agreement by the Company or termination of employment by the Company without cause or (ii) termination of employment by Mr. Katz for good reason (as defined in the employment agreement), Mr. Katz is entitled to receive certain benefits (so long as he has executed a release in connection with his termination), including: (a) two years of then-current base salary payable in a lump sum; (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, payable in lump sum; (c) one year of COBRA premiums for continuation of health and dental coverage, payable in a lump sum; and (d) full accelerated vesting of any RSUs, SARs or other equity awards held by Mr. Katz. If, within twelve months of the consummation of a change in control of the Company, (i) the Company terminates Mr. Katz without cause or gives notice of non-renewal of his agreement or (ii) Mr. Katz terminates his employment for good reason, Mr. Katz is entitled to receive (so long as he has executed a release in connection with his termination): (a) two years of then-current base salary payable in a lump sum; (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, payable in lump sum; (c) an amount equal to the cash MIP award paid to Mr. Katz in the prior year, payable in lump sum; and (d) to the extent not already vested, full accelerated vesting of any RSUs, SARs or other equity awards held by Mr. Katz.
The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$1,807,634	$—	$1,807,634
SAR/RSU Acceleration	15,136,637	15,136,637	—
MIP Award	903,817	—	1,575,430
Health Insurance	24,078	—	—
Total	$17,872,166	$15,136,637	$3,383,064

(1)
Assumes the following: (a) base salary equal to $903,817 is in effect as of the assumed termination or change in control date of July 31, 2017; (b) executive’s unvested RSUs and SARs at July 31, 2017 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $210.76); and (c) all Company targets under the MIP are met and executive’s pro rata MIP award payable as of the termination date is the target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

         Michael Z. Barkin, Executive Vice President and Chief Financial Officer
Pursuant to the Company’s executive severance policy, Mr. Barkin is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Barkin is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Mr. Barkin upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$450,000	$—	$450,000
SAR/RSU Acceleration	—	3,041,140	—
MIP Award	—	—	295,470
Health Insurance	—	—	—
Total	$450,000	$3,041,140	$745,470

(1)
Assumes the following: (a) base salary equal to $450,000 is in effect as of the assumed termination or change in control date of July 31, 2017; (b) executive’s unvested SARs and RSUs at July 31, 2017 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $210.76); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

         Patricia A. Campbell, President - Mountain Division
Pursuant to the Company’s executive severance policy, Ms. Campbell is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Campbell is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Ms. Campbell upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$450,000	$—	$450,000
SAR/RSU Acceleration	—	3,384,621	—
MIP Award	—	—	295,470
Health Insurance	—	—	—
Total	$450,000	$3,384,621	$745,470

(1)
Assumes the following: (a) base salary equal to $450,000 is in effect as of the assumed termination or change in control date of July 31, 2017; (b) executive’s unvested SARs and RSUs at July 31, 2017 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $210.76); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

Kirsten A. Lynch, Executive Vice President and Chief Marketing Officer

Pursuant to the Company’s executive severance policy, Ms. Lynch is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Lynch is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Ms. Lynch upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$450,000	$—	$450,000
SAR/RSU Acceleration	—	3,740,157	—
MIP Award	—	—	295,470
Health Insurance	—	—	—
Total	$450,000	$3,740,157	$745,470

(1)
Assumes the following: (a) base salary equal to $450,000 is in effect as of the assumed termination or change in control date of July 31, 2017; (b) executive’s unvested SARs and RSUs at July 31, 2017 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $210.76); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

         David T. Shapiro, Executive Vice President, General Counsel and Secretary
Pursuant to the Company’s executive severance policy, Mr. Shapiro is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Shapiro is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Mr. Shapiro upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$415,000	$—	$415,000
SAR/RSU Acceleration	—	2,701,324	—
MIP Award	—	—	194,635
Health Insurance	—	—	—
Total	$415,000	2,701,324	$609,635

(1)
Assumes the following: (a) base salary equal to $415,000 is in effect as of the assumed termination or change in control date of July 31, 2017; (b) executive’s unvested SARs and RSUs at July 31, 2017 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $210.76); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes the Company’s equity compensation plans as of July 31, 2017:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2) (in thousands)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in thousands)
Equity compensation plans approved by security holders	2,501	$59.12	4,072
Equity compensation plans not approved by security holders	—	—	—
Total	2,501	$59.12	4,072

(1)	Includes 211,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)
Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2018, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
FEES BILLED TO VAIL RESORTS BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2017 AND FISCAL 2016
Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2017 and fiscal 2016 were $2,808,537and $2,248,788, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP’s examination of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees.    There were no audit related fees billed by PricewaterhouseCoopers LLP with respect to fiscal 2017 and fiscal 2016.
Tax Fees.    Tax fees billed or billable by PricewaterhouseCoopers LLP with respect to fiscal 2017 were $665,023. In fiscal 2016, there were $152,188 of tax fees billed by PricewaterhouseCoopers LLP. Such fees were related to tax services provided to the Company in connection with international transactions.
All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to both fiscal 2017 and fiscal 2016 were $3,600. Such fees were for access to a research database.
The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.
The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2017 and fiscal 2016, all of the fees included under the headings “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2018.

PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution, commonly referred to as a “say-on-pay” resolution, approving our executive compensation as reported in this proxy statement. As described in the CD&A section of this proxy statement, our executive compensation program is designed to incentivize achievement of short- and long-term Company and individual performance. We believe this compensation approach aligns the interests of our executive officers with those of our stockholders.
The Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Emphasizing Pay-for-Performance. Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

•
Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success through a program competitive with compensation paid by companies in the same market for executive talent.

•
Rewarding Contributions and Creating Long-Term Value.  Recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

We encourage stockholders to read the CD&A (as well as the other tables and narrative disclosures included in this proxy statement), which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, including through the use of annual incentive awards, long-term equity awards, a high percentage of compensation that is variable or “at-risk” and performance-based stock awards for our CEO. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success and is aligned with the interests of our stockholders.
At the 2016 annual meeting, we submitted a “say-on-pay” resolution to our stockholders. Our stockholders approved this proposal with approximately 98.5% of the votes cast on the proposal voting in favor of the resolution. Because our Board views the annual advisory vote as a good corporate governance practice, and because at our 2011 annual meeting approximately 91.7% of the votes cast on the frequency proposal were in favor of an annual advisory vote, we are again asking stockholders to approve the compensation of our NEOs as disclosed in this proxy statement. The Board currently believes that holding an annual say-on-pay vote is the most appropriate policy for the Company and is recommending that the stockholders, through the advisory vote set forth in Proposal 4, indicate a preference for annual say-on-pay votes. Therefore, we expect that the next say-on-pay vote will occur at the 2018 annual meeting of stockholders.
Accordingly, the Board unanimously recommends that stockholders approve the following advisory resolution at the annual meeting:
“RESOLVED, that the compensation paid to the named executive officers of Vail Resorts, Inc., as disclosed pursuant to the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and related narrative discussion, is hereby APPROVED.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are also asking stockholders to indicate their preference as to whether future advisory votes on executive compensation, of the nature reflected in Proposal 3 above, should occur every year, every two years or every three years.
After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.
We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain. Stockholders are not voting to approve or disapprove the Board's recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board. Notwithstanding the Board's recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION EVERY "ONE YEAR."

THE ANNUAL MEETING AND VOTING – QUESTIONS AND ANSWERS
What is the difference between a stockholder of record and a “street name” holder?
If your shares of the Company’s common stock are registered directly in your name with the Company’s transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record.
If your shares are not held in your name, but rather are held through an intermediary, such as in an account at a brokerage firm or by a bank, trustee or other nominee, then you are the beneficial owner of shares held in “street name.” However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.
Who is entitled to vote at or attend the annual meeting?
Holders of record of our common stock and the Exchangeable Shares (as defined below) as of the close of business on October 10, 2017, which we refer to as the record date, are entitled to vote. On the record date, we had 40,395,806 shares of common stock outstanding and 61,478 Exchangeable Shares outstanding. Each share, including each Exchangeable Share, is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a stockholder, joint holder or holder of Exchangeable Shares as of the record date or you hold a valid proxy for the annual meeting.
        If you are a stockholder of record:
If you are a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.
        If you are a street name holder:
If you are a street name holder, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other nominee and bring such proxy to the annual meeting. If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to October 10, 2017, a copy of the voting instruction card provided by your broker or other nominee, or other similar evidence of ownership. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy or otherwise instruct your nominee how to vote on your behalf in advance of the annual meeting in accordance wiht the instructions provided by your bank, broker, trustee or other nominee.
How do I vote my shares?
        If you are a stockholder of record of our common shares:
        By Telephone or the Internet
Stockholders of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 5, 2017.
        By Mail
Stockholders who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.
        At the Meeting
Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting.

If you are a street name holder of our common shares:
        By Telephone or the Internet
If your broker or other nominee provides for a means to submit your voting instructions by telephone or the Internet, you will be provided with directions on doing so by your broker or other nominee.
        By Mail
Street name holders may vote by mail by requesting a paper voting instruction card according to the instructions contained in the materials received from your broker or other nominee.
        At the Annual Meeting
Shares held in street name may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker or other nominee that holds your shares giving you the right to vote the shares and bring such proxy to the annual meeting.
If you are a holder of record of the Whistler Blackcomb exchangeable shares:
Holders of exchangeable shares, which we refer to as the “Exchangeable Shares,” issued by Whistler Blackcomb Holdings, Inc. (formerly known as 1068877 B.C. Ltd.), a Canadian subsidiary of ours (“Exchangeco”), are receiving these proxy materials in accordance with the provisions of the Exchangeable Shares and the Voting and Exchange Trust Agreement (the “Trust Agreement”), dated as of October 17, 2017, among the Company, 1089881 B.C. Ltd., Exchangeco and Computershare Trust Company of Canada (the “Trustee”). The Exchangeable Shares are exchangeable for shares of the Company’s common stock on a one-for-one basis.
In accordance with the Trust Agreement, holders of Exchangeable Shares are effectively provided with voting rights for each Exchangeable Share that are nearly equivalent to the voting rights applicable to a share of the Company’s common stock, and holders are entitled to instruct the Trustee as to how to vote their Exchangeable Shares. The Trustee holds one share of the Company’s preferred stock designated as the “Special Voting Share.” The Special Voting Share entitles the Trustee to vote on matters in which holders of the Company’s common stock are entitled to vote. The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date for determining holders of the Company’s common stock entitled to vote and for which the Trustee has received voting instructions from the holders of such Exchangeable Shares. The Special Voting Share shall vote together with the holders of the Company’s common stock as a single class.
In accordance with the terms of the Trust Agreement, the Company has undertaken to perform the obligations of the Trustee and has authorized Broadridge Financial Solutions, Inc. (“Broadridge”) to collect and receive directly the votes from the holders of the Exchangeable Shares on its behalf. Based upon the foregoing, holders of Exchangeable shares are entitled to cast up to 61,478 votes at the annual meeting. However, Broadridge will receive and tabulate each vote attached to the Exchangeable Shares only on the basis of instructions received from the holders of record of the Exchangeable Shares. In the absence of instructions from a holder as to voting, Broadridge will not include the Exchangeable Shares held by such holder in the vote.
If you are a holder of record of Exchangeable Shares, you can vote your Exchangeable Shares:
By Telephone or the Internet
Holders of Exchangeable Shares of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 5, 2017.
By Mail
Holders of Exchangeable Shares who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your Exchangeable Shares to be voted.
        At the Annual Meeting
Holders of Exchangeable Shares who wish to vote in person at the annual meeting may instruct Broadridge (by following the procedures set forth in the voting instruction form) to give you or your designee a proxy to exercise the voting rights personally at the annual meeting. You may also instruct Broadridge to give a proxy to a designated representative of the Company to exercise such voting rights.

Only holders of Exchangeable Shares whose names appear on the records of Exchangeco as the registered holders of Exchangeable Shares on the record date are entitled to exercise voting rights in respect of their Exchangeable Shares at the annual meeting. If on the record date your Exchangeable Shares were held not in your name, but rather in the name of a nominee, then you are the beneficial owner of Exchangeable Shares held in “street name” and these proxy materials, if you have received them, are being forwarded to you by that nominee. The nominee holding your account is considered to be the stockholder of record for purposes of voting your Exchangeable Shares. As a beneficial owner, you have the right to direct your nominee on how to vote your Exchangeable Shares in accordance with the instructions provided by your nominee.
Can I change my vote?
If you are a stockholder of record of common stock, you may change your vote at any time prior to the vote at the annual meeting by:

•	providing timely delivery of a later-dated proxy (including by telephone or Internet vote);

•	providing timely written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or

•	attending the annual meeting and voting in person.
To be timely, later dated proxy cards and written notices if revocation is submitted by mail, must be received by the time of the annual meeting. In order to change your vote by telephone or Internet, you must do so before the telephone and Internet voting facilities close at 11:59 p.m., Eastern Time, on December 5, 2017.
If you are a street name holder of common stock, you may change your vote by timely submitting new voting instructions to your broker or other nominee following the instructions they provided, or, if you have obtained a valid proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.
If you are a holder of Exchangeable Shares, you may revoke your voting instructions to Broadridge in accordance with the voting direction provided by Broadridge.
How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the annual meeting to another date.
How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. For purposes of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the annual meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the annual meeting. A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes.
What are the voting requirements?
Proposal 1—Election of Directors
In the election of directors named in this proxy statement, you may vote “FOR” one or more of the nominees or your vote may be “AGAINST” one or more of the nominees. Alternatively, you may vote “ABSTAIN” with respect to one or more nominees. You may not cumulate your votes for the election of directors. To be elected, each director nominee requires a majority of the votes cast for his or her election, which means that each director nominee must receive more votes cast “FOR” than “AGAINST” that director nominee. Abstentions are not treated as voting on this proposal. If stockholders do not elect a nominee who is already serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director,” rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our Bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will promptly publicly disclose its decision regarding the director’s resignation.

Proposal 2—Ratification of Selection of PricewaterhouseCoopers LLP
In the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2018, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal.
Proposal 3—Advisory Vote to Approve Executive Compensation
In the advisory vote to approve executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
         Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
In the advisory vote on the frequency of future advisory votes on executive compensation, you may vote every “1 YEAR,” "2 YEARS," "3 YEARS" or "ABSTAIN." This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting and the frequency that receives such a majority will be considered to be the frequency selected by the stockholders. However, because stockholders have several voting choices, it is possible that no single choice will receive a majority vote. Abstentions are not treated as voting on this proposal. Similar to Proposal 3, the vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee and the Board will review the voting results when determining the frequency of holding future advisory votes on executive compensation.
What are “broker non-votes”?
If you hold shares in street name through a broker and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but, broker non-votes will not affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on “routine” matters. The proposal to ratify the selection of our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4) are not considered routine matters and, consequently, without your voting instructions, your broker cannot vote your uninstructed shares on these proposals.
Who will serve as inspector of elections?
The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.
Who will bear the cost of soliciting votes for the annual meeting?
We will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.
We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
If you receive more than one Notice of Internet Availability of Proxy Materials, it means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please vote all of your shares as described herein, or follow the instructions received from each broker or other nominee, to ensure that all of your shares are voted.

What if I submit a proxy but do not make specific choices?
If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted as recommended by the Board, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the annual meeting.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Form 8-K, which will be filed with the SEC following the annual meeting.
Annual Meeting Materials
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Annual Report have been made available to all stockholders and holders of Exchangeable Shares entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2018 annual meeting of stockholders is June 25, 2018. Such proposals must be received at the Company’s principal executive offices no later than such date.
If you wish to nominate a director or submit a proposal for consideration at the Company’s 2018 annual meeting of stockholders that is not to be included in next year’s proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 7, 2018 nor earlier than August 8, 2018. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our Bylaws. You can obtain a copy of our Bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report to the Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1800. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS
At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the annual meeting. In the event any other business is presented at the annual meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.
David T. Shapiro
Executive Vice President, General Counsel & Secretary
October 23, 2017
        A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.

VAIL RESORTS

VAIL RESORTS, INC.
390 INTERLOCKEN CRESCENT
BROOMFIELD, CO 80021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E33249-P98117

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VAIL RESORTS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Susan L. Decker	☐	☐	☐
1b.	Roland A. Hernandez	☐	☐	☐
1c.	Robert A. Katz	☐	☐	☐
1d.	John T. Redmond	☐	☐	☐
1e.	Michele Romanow	☐	☐	☐
1f.	Hilary A. Schneider	☐	☐	☐
1g.	D. Bruce Sewell	☐	☐	☐
1h.	John F. Sorte	☐	☐	☐
1i.	Peter A. Vaughn	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VAIL RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, December 6, 2017
9:00 a.m., Mountain Time
St. Julien Hotel
900 Walnut Street
Boulder, CO 80302

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E33250-P98117

VAIL RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, December 6, 2017
9:00 a.m., Mountain Time
St. Julien Hotel, 900 Walnut Street, Boulder, CO 80302

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 6, 2017.

The shares of stock held in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3 and "1 Year" for Proposal 4, and otherwise in the discretion of the proxies.

By signing the proxy, you revoke all prior proxies and appoint Robert A. Katz and Michael Z. Barkin, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)